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                           PURCHASE AND SALE AGREEMENT



                                  By and Among



                                 MAGNETEK, INC.,



                              MAGNETEK TEMPE, INC.



                        MAGNETEK DEUTSCHLAND HOLDING GMBH


                                   as Sellers,


                                       and


                                   PTS, INC.,


                                    as Buyer,



       for the Power Technology Systems Business, including EuroAtlas but excluding Airport Systems, of MagneTek, Inc.

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                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

ARTICLE I   TERMS OF PURCHASE AND SALE . . . . . . . . . . . . . . . . . . .   1
   1.1   Purchase and Sale of Stock and Purchased Assets . . . . . . . . . .   1
   1.2   Continued Use of Certain Assets . . . . . . . . . . . . . . . . . .   4
   1.3   Transfer and Conveyance . . . . . . . . . . . . . . . . . . . . . .   4
   1.4   Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . .   4
   1.5   Retained Assets . . . . . . . . . . . . . . . . . . . . . . . . . .   5
   1.6   Retained Liabilities. . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE II  PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . .   7
   2.1   Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   2.2   Adjustments to Purchase Price . . . . . . . . . . . . . . . . . . .   7
   2.3   Post-Closing Adjustments to Purchase Price. . . . . . . . . . . . .   7
   2.4   Manner of Payment . . . . . . . . . . . . . . . . . . . . . . . . .  10
   2.5   Allocation of Purchase Price. . . . . . . . . . . . . . . . . . . .  10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS. . . . . . . . . . . .  10
   3.1   Due Organization and Qualification. . . . . . . . . . . . . . . . .  10
   3.2   Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   3.3   Government Contracts. . . . . . . . . . . . . . . . . . . . . . . .  11
   3.4   Patents, Trademarks, Etc. . . . . . . . . . . . . . . . . . . . . .  12
   3.5   Governmental Authorizations; Consents.. . . . . . . . . . . . . . .  13
   3.6   Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . .  13
   3.7   Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   3.8   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   3.9   Corporate Power and Authority . . . . . . . . . . . . . . . . . . .  14
   3.10  Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   3.11  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . .  16
         (a)        Definitions. . . . . . . . . . . . . . . . . . . . . . .  16
         (b)        Representations. . . . . . . . . . . . . . . . . . . . .  16
   3.12  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . .  18
   3.13  Availability of Documents . . . . . . . . . . . . . . . . . . . . .  18
   3.14  Financial Condition and Results of Operations . . . . . . . . . . .  18
   3.15  Assets of the Division. . . . . . . . . . . . . . . . . . . . . . .  19
   3.16  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   3.17  Absence of Certain Changes or Events. . . . . . . . . . . . . . . .  22
   3.18  Acquired Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .  23
   3.19  Backlog . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   3.20  Clearances. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   3.21  Brokers Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   3.22  Warranty Claims . . . . . . . . . . . . . . . . . . . . . . . . . .  24

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                                                                            ----

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . . .  24
   4.1   Due Organization and Qualification. . . . . . . . . . . . . . . . .  24
   4.2   Corporate Power and Authority . . . . . . . . . . . . . . . . . . .  24
   4.3   Governmental Authorizations; Consents . . . . . . . . . . . . . . .  25
   4.4   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   4.5   Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . .  26
   4.6   Buyer's Acknowledgment. . . . . . . . . . . . . . . . . . . . . . .  26
   4.7   Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   4.8   HSR Act Matters . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE V   COVENANTS OF SELLERS . . . . . . . . . . . . . . . . . . . . . .  26
   5.1   Approvals of Third Parties. . . . . . . . . . . . . . . . . . . . .  26
   5.2   Access to Books and Records . . . . . . . . . . . . . . . . . . . .  27
   5.3   Covenant Not to Compete . . . . . . . . . . . . . . . . . . . . . .  27
   5.4   Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . .  28
   5.5   Tax Certificates. . . . . . . . . . . . . . . . . . . . . . . . . .  28
   5.6   Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . .  28
   5.7   Supply Arrangements . . . . . . . . . . . . . . . . . . . . . . . .  30
   5.8   No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         (a)        No Solicitation. . . . . . . . . . . . . . . . . . . . .  30
         (b)        Notification . . . . . . . . . . . . . . . . . . . . . .  30
   5.9   Access to Information . . . . . . . . . . . . . . . . . . . . . . .  30
   5.10  Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . .  31
   5.11  Payment of Taxes and Fees . . . . . . . . . . . . . . . . . . . . .  31
   5.12  Closure/Remediation of Leer Paint Facility. . . . . . . . . . . . .  31

ARTICLE VI  COVENANTS OF BUYER . . . . . . . . . . . . . . . . . . . . . . .  31
   6.1   Approvals of Third Parties. . . . . . . . . . . . . . . . . . . . .  32
   6.2   Access to Books and Records . . . . . . . . . . . . . . . . . . . .  32
   6.3   Employee Benefit Matters. . . . . . . . . . . . . . . . . . . . . .  32
         (a)        Employee Retention . . . . . . . . . . . . . . . . . . .  32
         (b)        Employee Benefit Plans . . . . . . . . . . . . . . . . .  33
         (c)        Vacation, Holiday, Sick and Severance Pay. . . . . . . .  33
         (d)        Teledyne Pension Credits . . . . . . . . . . . . . . . .  33
         (e)        Third-Party Beneficiaries. . . . . . . . . . . . . . . .  34
   6.4   Letters of Credit, Etc. . . . . . . . . . . . . . . . . . . . . . .  34
   6.5   Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . .  34
   6.6   Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE VII MUTUAL COVENANTS OF SELLERS AND BUYER. . . . . . . . . . . . . .  36
   7.1   Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . .  36
   7.2   Assignment of Contracts and Rights. . . . . . . . . . . . . . . . .  36
   7.3   Use of Trademark and Trade Names. . . . . . . . . . . . . . . . . .  37

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                                                                            PAGE
                                                                            ----
   7.4   Notification of Certain Matters . . . . . . . . . . . . . . . . . .  37
   7.5   Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . .  38
   7.6   Profits of German Entities. . . . . . . . . . . . . . . . . . . . .  38
   7.7   German Share Transfer Matters . . . . . . . . . . . . . . . . . . .  38
   7.8   Agreements Pertaining to Retained German Pension Liability. . . . .  38

ARTICLE VIII  CLOSING; CONDITIONS PRECEDENT; RISK OF LOSS. . . . . . . . . .  39
   8.1   Date and Place of Closing . . . . . . . . . . . . . . . . . . . . .  39
   8.2   Sellers' Performance. . . . . . . . . . . . . . . . . . . . . . . .  39
         (a)        Conveyances. . . . . . . . . . . . . . . . . . . . . . .  39
         (b)        Records. . . . . . . . . . . . . . . . . . . . . . . . .  39
         (c)        Opinions of Sellers' Counsel . . . . . . . . . . . . . .  39
         (d)        Consents . . . . . . . . . . . . . . . . . . . . . . . .  39
         (e)        Stock. . . . . . . . . . . . . . . . . . . . . . . . . .  39
         (f)        Notice to German Counsel . . . . . . . . . . . . . . . .  40
         (g)        Charter Documents. . . . . . . . . . . . . . . . . . . .  40
         (h)        Releases of Liens. . . . . . . . . . . . . . . . . . . .  40
   8.3   Buyer's Performance . . . . . . . . . . . . . . . . . . . . . . . .  40
         (a)        Purchase Price . . . . . . . . . . . . . . . . . . . . .  40
         (b)        Assignment and Assumption Agreement. . . . . . . . . . .  40
         (c)        Opinion of Counsel to Buyer. . . . . . . . . . . . . . .  40
         (d)        Release of Letters of Credit, Etc. . . . . . . . . . . .  40
         (e)        Consents . . . . . . . . . . . . . . . . . . . . . . . .  40
   8.4   Other Instruments and Actions . . . . . . . . . . . . . . . . . . .  41
         (a)        Further Action by Sellers. . . . . . . . . . . . . . . .  41
         (b)        Further Action by Buyer. . . . . . . . . . . . . . . . .  41
   8.5   Conditions To Sellers' Obligations. . . . . . . . . . . . . . . . .  41
         (a)        Representations, Warranties and Covenants. . . . . . . .  41
         (b)        No Proceedings, Litigation or Laws . . . . . . . . . . .  41
         (c)        Certificates . . . . . . . . . . . . . . . . . . . . . .  41
         (d)        Corporate Documents. . . . . . . . . . . . . . . . . . .  41
         (e)        Consents . . . . . . . . . . . . . . . . . . . . . . . .  41
         (f)        Other Agreements . . . . . . . . . . . . . . . . . . . .  41
         (g)        Officers Certificates. . . . . . . . . . . . . . . . . .  42
   8.6   Conditions To Buyer's Obligations . . . . . . . . . . . . . . . . .  42
         (a)        Representations, Warranties and Covenants. . . . . . . .  42
         (b)        Consents; Assignment . . . . . . . . . . . . . . . . . .  42
         (c)        No Proceedings or Litigation . . . . . . . . . . . . . .  42
         (d)        Certificates . . . . . . . . . . . . . . . . . . . . . .  42
         (e)        Corporate Documents. . . . . . . . . . . . . . . . . . .  42
         (f)        Other Agreements . . . . . . . . . . . . . . . . . . . .  42
         (g)        German Federal Cartel Office Approval. . . . . . . . . .  43
   8.7   Risk of Loss. . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

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                                                                            ----
ARTICLE IX  SURVIVAL AND INDEMNIFICATION . . . . . . . . . . . . . . . . . .  43
   9.1   Expenses and Losses . . . . . . . . . . . . . . . . . . . . . . . .  43
   9.2   Basket for Indemnification. . . . . . . . . . . . . . . . . . . . .  43
   9.3   Indemnification by Sellers. . . . . . . . . . . . . . . . . . . . .  43
   9.4   Indemnification by Buyer. . . . . . . . . . . . . . . . . . . . . .  48
   9.5   Notice of Loss. . . . . . . . . . . . . . . . . . . . . . . . . . .  50
   9.6   Defense of Claims . . . . . . . . . . . . . . . . . . . . . . . . .  50
   9.7   Indemnification Relating to Certain Product-Related Matters . . . .  51
   9.8   Losses Net of Insurance, Taxes. . . . . . . . . . . . . . . . . . .  51
ARTICLE X   MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . .  52
   10.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         (a)        Termination. . . . . . . . . . . . . . . . . . . . . . .  52
         (b)        In the Event of Termination. . . . . . . . . . . . . . .  52
   10.2  Expenses and Finders' Fees. . . . . . . . . . . . . . . . . . . . .  53
   10.3  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .  53
   10.4  Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . .  53
   10.5  Identical Counterparts. . . . . . . . . . . . . . . . . . . . . . .  53
   10.6  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
   10.7  Use of Certain Terms. . . . . . . . . . . . . . . . . . . . . . . .  53
   10.8  Modification And Waiver . . . . . . . . . . . . . . . . . . . . . .  53
   10.9  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
   10.10 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
   10.11 Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . . .  55
   10.12 Other Definitional Provisions . . . . . . . . . . . . . . . . . . .  64
   10.13 Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

ARTICLE XI  MEDIATION AND ARBITRATION. . . . . . . . . . . . . . . . . . . .  64
   11.1  Negotiation and Mediation . . . . . . . . . . . . . . . . . . . . .  64
   11.2  No Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
   11.3  Binding Arbitration . . . . . . . . . . . . . . . . . . . . . . . .  65
   11.4  Selection of Arbitrator . . . . . . . . . . . . . . . . . . . . . .  65
   11.5  Arbitration Hearing . . . . . . . . . . . . . . . . . . . . . . . .  65

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                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of the 18th day of November, 1994, by and between MAGNETEK, INC., a Delaware corporation ("MagneTek"), MAGNETEK TEMPE, INC., an Arizona corporation ("Tempe"), and MAGNETEK DEUTSCHLAND HOLDING GMBH, a German corporation ("Deutschland") (each individually, a "Seller," and collectively, the "Sellers"), and PTS, INC., a Delaware corporation ("Buyer").

         WHEREAS, MagneTek, Tempe, the Company (as defined below), and the German Entities (as defined below) have heretofore collectively and individually engaged in the business of designing, developing and manufacturing power generation and distribution systems, magnetic coils, transformers, power line conditioners, inverters, converters and other products, and providing engineering services with respect to such products, through MagneTek's Power Technology Systems group, all generally described on Schedule 1 hereto (the "Division") (hereinafter the above-referenced business of the Division is referred to as the "Business");

         WHEREAS, MagneTek owns all of the stock of the Company and Deutschland owns all of the stock of the German Entities;

         WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to buy from Sellers, the Division, such sale to be effected by the conveyance to Buyer of
(i) all of the stock of (x) MagneTek Power Technology Systems, Inc., a California corporation (the "Company"), and (y) MagneTek EuroAtlas GmbH and MagneTek JovyAtlas GmbH, each a German company (collectively, the "German Entities") (such stock of the Company and the German Entities is hereinafter collectively referred to as the "Stock"), and (ii) substantially all of the assets, subject to certain liabilities, of the Division that are held by Persons other than the Acquired Subsidiaries (as defined below); and

         WHEREAS, certain capitalized terms used herein are defined in Article X hereof.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements and upon the terms and subject to the conditions hereinafter set forth, the parties hereby agree as follows:

                                    ARTICLE I

                           TERMS OF PURCHASE AND SALE

         1.1 PURCHASE AND SALE OF STOCK AND PURCHASED ASSETS. With the understanding that Buyer may utilize one or more subsidiaries or affiliated Persons controlled by Buyer to acquire the Purchased Assets and the Stock, Sellers will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire and accept from Sellers, at the Closing

(as defined in Section 8.1), all right, title and interest of Sellers in and to the Purchased Assets and the Stock. The "Purchased Assets" shall mean all of the Division Assets other than the Stock and the Division Assets owned by the Acquired Subsidiaries. The "Division Assets" shall mean all rights, properties and assets Used in the operations of the Division (excluding the Retained Assets), including, without limitation, the following rights, properties and assets (in each case, Used in the operations of the Division), as they shall exist on the Closing Date, subject to the limitations set forth below with respect to each described category of assets, free and clear of any and all Encumbrances other than Permitted Encumbrances:

            (a) all of the real property owned by Sellers or the Acquired Subsidiaries described on Schedule 1.1A, including, without limitation, buildings, improvements, rights-of-way, easements, rights, privileges and appurtenances thereto or located thereon;

            (b) all tangible assets and properties used in the operations of the Division, wherever located and whether or not described or referred to herein, including, without limitation, all equipment, machinery, tools, vehicles, furniture, construction in progress (if any), replacement and spare parts, operating supplies and other similar personal property used in connection with such assets and properties, including those assets and properties described on Schedule 1.1B(i), and all additions thereto prior to the Closing Date, except to the extent of Inventory sold or consumed prior to the Closing Date in the ordinary course of business (collectively, "Personal Property"); PROVIDED, HOWEVER, that Personal Property will not include any interest of the U.S. Government as identified on Schedule 1.1B(ii);

            (c) all inventories of raw materials, work in process, finished goods, supplies, fuel and other inventoried items that are (i) owned by Sellers or the Acquired Subsidiaries and (ii) held for sale or used for consumption by the Division, subject to any interest of the U.S. Government described on
Schedule 1.1B(ii) (collectively, "Inventory");

            (d) the Contracts, bids, quotations and proposals of each Seller and Acquired Subsidiary as of the Closing Date related to the Division, including, without limitation, all of the Contracts, identified on Schedule 3.7 ("Assigned Contracts"), but excluding those identified as "Non-Assigned Contracts" on Schedule 1.1D (the "Non-Assigned Contracts");

            (e) all intangible properties and rights wherever located and whether or not described or referred to herein, including, without limitation, all United States and foreign patents and patent applications, trade names, trademark and service mark registrations and applications or registered trade dress rights, common law trademarks and copyright registrations and applications owned or used by Sellers or the Acquired Subsidiaries in the operations of the Division (except for the names "MagneTek," "Energy Engineered" and the "Power M" design, or any derivation thereof, subject to the limited rights granted in
Section 7.3) or which Sellers or any of the Acquired Subsidiaries is licensed to use relating to the Business or under which such entities possess any rights under any Contract and all other intellectual property and rights, computer applications and operating programs and proprietary information, know-how, trade secrets, technical information and data, maps, computer discs and tapes, plans, diagrams, blueprints and schematics relating to the operations of the Division, including without limitation those described on Schedule 3.4 (collectively, "Transferred Intellectual Property");

            (f) all transferable (with or without consent) licenses, permits, franchises, certificates and authorizations relating to the Division, including those described on Schedule 1.1F;

            (g) all accounts receivable, promissory notes, contract rights, and similar rights to receive money of Sellers or the Acquired Subsidiaries relating to the Division including, without limitation, those identified on
Schedule 1.1G;

            (h)     the Stock;

            (i) all of Sellers' and the Acquired Subsidiaries' books and records relating to or used in connection with the Division, including copies of the Assigned Contracts and personnel records, and all records and supporting documents required by applicable sales Tax statutes and regulations relating to sales Taxes required to be collected and paid over by the Division and relating to all exempt transactions of the Division for all periods open under applicable statutes of limitations as of the Closing Date;

            (j) all leasehold interests, leasehold improvements and rights in and to personal property leases used in the operations of the Division including, without limitation, those described on Schedule 1.1J;

            (k) all rights against third parties relating to the Division, whether pursuant to Contracts or otherwise, except to the extent any rights against third parties relate exclusively to Retained Assets;

            (l) all transferable warranties or similar rights of Sellers or the Acquired Subsidiaries against manufacturers, suppliers or providers that relate to the Division Assets;

            (m)     that certain trade show booth utilized by the Division;

            (n) the goodwill associated with the Division, the Business and the Division Assets; and

            (o) any other asset reflected on the Adjusted July Balance Sheet or the Final Closing Balance Sheet, except for current assets (including Inventory) that are consumed or disposed of in the ordinary course of business prior to the Closing Date.

         For purposes of the definition of Division Assets and the provisions of this Section 1.1, the term "Used in the operations of the Division" as to any asset means that (i) it is currently, or has been within the two years preceding the Closing, used in connection with the business of the Division, and (ii) such use is not merely incidental or isolated use of an asset principally used by the non-Division operations of Sellers.

         1.2 CONTINUED USE OF CERTAIN ASSETS. On or prior to Closing, Sellers shall grant Buyer a royalty-free, perpetual, worldwide license to the "Motogard" trademark, Registration No. 841,961, evidenced by a License Agreement in form and substance mutually acceptable to Sellers and Buyer. Such license shall be exclusive, except to the extent of rights to use the tradename "Motogard" granted to Michigan Acquisition Corporation pursuant to that certain Asset Purchase Agreement dated as of June 17, 1994, by and between MagneTek Controls, Inc. and Controls Acquisition Corporation. On or prior to Closing, Buyer shall grant Sellers a non-exclusive, royalty-free, perpetual, worldwide license under the first two patents set forth on Schedule 3.4 (which patents are being transferred to Buyer hereunder) to the extent Sellers' uses do not violate the noncompetition agreement set forth in Section 5.3, such license to be evidenced by a License Agreement in form and substance mutually acceptable to Sellers and Buyer.

         1.3 TRANSFER AND CONVEYANCE. The Stock and the Purchased Assets will be conveyed to Buyer in accordance with Article VIII.

         1.4 ASSUMPTION OF LIABILITIES. On the terms and subject to the conditions of this Agreement, Buyer agrees to assume, effective as of the Closing, and thereafter to pay, perform or discharge the Assumed Liabilities. The "Assumed Liabilities" shall mean the Division Liabilities other than those that constitute Liabilities of an Acquired Subsidiary (which Division Liabilities will be assumed by operation of law insofar as the Acquired Subsidiary's stock is purchased). The term "Division Liabilities" means all Liabilities of Sellers or the Subsidiaries arising out of the operations of the Division, whether arising before or after the Closing, other than Retained Liabilities, and includes:

            (a) Liabilities under the Assigned Contracts and the Transferred Intellectual Property;

            (b) accrued and unpaid payables of the Division, as set forth on the Final Closing Balance Sheet, to the extent not paid prior to Closing;

            (c) any obligation to repair or service any products of the Division;

            (d) all Liabilities for which Buyer has expressly assumed responsibility pursuant to this Agreement, including Liabilities of Buyer under, and relating to, Sections 5.6 and 6.3 hereof; and

            (e) accrued and unpaid pension Liabilities of the German Entities (the "Assumed German Pension Liabilities") other than the pension liabilities (in the approximate amount of DM 1.4 million) owing to the former owner of EuroAtlas, which will be a Retained Liability (the "Retained German Pension Liability").

         1.5 RETAINED ASSETS. Notwithstanding anything herein to the contrary, the following assets are not included in the Division Assets and shall be retained by Sellers (the "Retained Assets"):

            (a) all "cash and cash equivalents" as defined pursuant to the accounting classifications used in the preparation of the Adjusted July Balance Sheet and the Final Closing Balance Sheet (including, without limitation, cash in checking accounts, bank accounts, certificates of deposit, lockboxes, time deposits and securities, and any liability to cover "negative cash balances"); PROVIDED, HOWEVER, that an adjustment to the Purchase Price will be made for any cash and cash equivalents generated by the Division subsequent to October 31, 1994, as set forth in Section 2.3(b);

            (b) rights to or claims for refunds or rebates of Taxes to which any Seller is entitled under Section 9.3(c) or Section 6.6(b);

            (c) claims or rights against third parties and any rights of indemnification, contribution or reimbursement to the extent they relate exclusively to the Retained Assets or the Retained Liabilities;

            (d) all insurance policies and rights thereunder, including, but not limited to, rights to any cancellation value as of the Closing Date;

            (e) proprietary or confidential business or technical information, records and policies that relate to Sellers or any of their Affiliates and are not used in the operations of the Division;

            (f) subject to the limited rights granted in Section 7.3, all "MagneTek" marks, including any and all trademarks or service marks, trade names, slogans or other like property relating to or including the name "MagneTek," the mark MagneTek or any derivative thereof and the MagneTek logo or any derivative thereof, and the name "Energy Engineered," the "Power M" design, and any derivative thereof;

            (g) all Records relating to pending lawsuits that constitute Retained Liabilities;

            (h)     all rights of Sellers with respect to Non-Assigned
Contracts;

            (i) all rights of Sellers under this Agreement and the agreements and instruments delivered to Sellers by Buyer pursuant to this Agreement;

            (j) certain inventory valued at approximately $274,534 relating to the Automatic Test Equipment business of Sellers;

            (k)     lockboxes and lockbox accounts;

            (l) all assets of Sellers used primarily in connection with Sellers' corporate functions (including but not limited to their respective corporate charters, taxpayer and other identification numbers, seals, minute books and stock transfer books);

            (m) all amounts payable to the Division by Sellers or any of their Affiliates;

            (n)     all assets under all Employee Plans and ERISA Affiliate
Plans; and

            (o)     the assets set forth on Schedule 1.5O.

         1.6 RETAINED LIABILITIES. The term "Retained Liabilities" means:

            (a)     all Taxes for which Buyer is indemnified pursuant to
Section 9.3(c);

            (b)     all Financing Obligations;

            (c)     all obligations under the Non-Assigned Contracts;

            (d) all Liabilities of Sellers or the Subsidiaries under or arising in connection with any Employee Plan or ERISA Affiliate Plan (whether relating to periods before or after the Closing Date), other than Liabilities for benefits accrued on the Final Closing Balance Sheet or otherwise expressly assumed hereunder;

            (e) any and all Liabilities of any Seller or Affiliate of any Seller of any kind, character or description, that are not attributable to the Division or the Division Assets, including, without limitation, all Controlled Group Liabilities;

            (f)     all Liabilities arising from the Retained Assets;

            (g) all Liabilities for fees and expenses (including Taxes referred to in Section 5.11) incurred by or on behalf of any of Sellers or the Subsidiaries or any of their Affiliates in connection with the Transaction Documents and the Transactions, except to the extent that Buyer has specifically assumed or agreed to assume responsibility for such fees and expenses in any Transaction Document;

            (h) all Liabilities owing to any of Sellers or any of their Affiliates;

            (i) all other Liabilities for which Sellers have expressly assumed responsibility pursuant to this Agreement;

            (j) all Liabilities currently owing to any Person from whom Sellers acquired any of the businesses comprising the Division, and any related bank guarantee, including without limitation the Retained German Pension Liability and the related bank guarantee of Dresdner Bank (subject to Section 7.8 hereof);

            (k) all Liabilities relating to any Pre-Closing Environmental Matter; or

            (l)     all Pending or Threatened Litigation.

                                   ARTICLE II

                                 PURCHASE PRICE

         2.1 CONSIDERATION. The purchase price for the Stock and the Purchased Assets and the amount paid for the covenant not to compete described in Section 5.3 will consist in the aggregate of $33,000,000 in cash, subject to adjustment as provided in Sections 2.2 and 2.3 (the "Purchase Price").

         2.2 ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price of $33,000,000 is based on the unaudited combined balance sheet of the Division, including only Division Assets and Division Liabilities, and excluding the Retained Assets and the Retained Liabilities, as of July 31, 1994 (the "Adjusted July Balance Sheet"), a copy of which is set forth at Schedule 2.2, and will be subject to the adjustments to be made pursuant to Section 2.3.

         2.3        POST-CLOSING ADJUSTMENTS TO PURCHASE PRICE.

            (a) Within thirty (30) days after the Closing Date, Sellers shall prepare and deliver to Buyer a combined, unaudited balance sheet of the Division as of the close of business on October 31, 1994, including only the Division Assets and the Division Liabilities and excluding the Retained Assets and the Retained Liabilities (the "Final Closing Balance Sheet"). For purposes of preparing the Final Closing Balance Sheet, Buyer shall make Division Employees available to Sellers (without charge) and such employees shall cooperate in all reasonable respects with Sellers in preparing the Final Closing Balance Sheet. The Final Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistent with those used in preparation of the Adjusted July Balance Sheet (except as set forth below with respect to the Assumed German Pension Liabilities) and shall fairly present in all material respects the Division Assets and Division Liabilities as of October 31, 1994. In preparing the Final Closing Balance Sheet, all known accounting entries (including all known liabilities and accruals) will be taken into account, regardless of amount, and all identified errors and omissions will be corrected and adjustments made. The Final Closing Balance Sheet will include as a liability the amount of the Assumed German Pension Liabilities (the parties acknowledging, however, that there was no such accrual on the Adjusted July Balance Sheet). The Purchase Price shall (as applicable) (1) be increased in the amount by which Net Worth as set forth on the Final

Closing Balance Sheet (as finally determined in accordance with Section 2.3(c)) exceeds $32,649,338, or (2) decreased in the amount by which $32,649,338 exceeds Net Worth as set forth on the Final Closing Balance Sheet (as finally determined in accordance with Section 2.3(c)), such increase or decrease being referred to herein as the "Balance Sheet Adjustment." For purposes of the foregoing, "Net Worth" shall mean total assets minus total liabilities (with such adjustments as are consistent with the methodology used in preparing the Adjusted July Balance Sheet except as set forth above with respect to the Assumed German Pension Liability).

            (b) Concurrent with delivery of the Final Closing Balance Sheet, Sellers shall deliver to Buyer a schedule (the "Cash Schedule") detailing
(i) all cash generated by the Division during the period (the "Adjustment Period") from and including November 1, 1994 through and including the Closing Date, including all uncashed checks received by the Acquired Subsidiaries or Sellers (in connection with the Division) during the Adjustment Period ("Generated Cash") and (ii) all cash used by the Division during the Adjustment Period, including all uncashed checks issued by the Acquired Subsidiaries or Sellers (in connection with the Division) during the Adjustment Period, but excluding any financing expenses and amounts (such as management fees and corporate allocations) paid by the Division to any Seller or any Affiliate of any Seller other than in direct payment for goods or services rendered ("Expended Cash"). In the event that the Cash Schedule (as finally determined in accordance with Section 2.3(c)) shows an excess of Expended Cash over Generated Cash, then the Purchase Price shall be increased in an amount equal to such excess; and if the Cash Schedule shows an excess of Generated Cash over Expended Cash, the Purchase Price shall be decreased by an amount equal to such excess (such increase or decrease referred to herein as the "Interim Cash Adjustment").

            (c) Buyer shall be entitled to review the Final Closing Balance Sheet and the Cash Schedule and the working papers of Sellers relating to the Final Closing Balance Sheet and the Cash Schedule, and to have the same audited and/or reviewed by an accounting firm of Buyer's choice ("Buyer's Accountants"). Sellers shall provide Buyer and Buyer's Accountants access at all reasonable times to its personnel, properties, books and records to the extent relevant to such audit and/or review. The Final Closing Balance Sheet and the Cash Schedule shall become final and binding upon the parties on (i) the ninetieth day following delivery thereof if Buyer elects to have the same reviewed and/or audited by Buyer's Accountants, or (ii) the thirtieth day following delivery thereof if Buyer does not so elect, and in either case unless Buyer gives written notice to MagneTek of its disagreement with any aspect of the Final Closing Balance Sheet or the Cash Schedule (a "Notice of Disagreement") prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is received by MagneTek with respect to the Final Closing Balance Sheet or the Cash Schedule, then the Final Closing Balance Sheet or the Cash Schedule (as revised in accordance with clause (x) or (y) below), shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm. During the thirty (30) days immediately following the delivery of any Notice of Disagreement, Sellers and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement. During such period, Sellers and Buyer shall each have access to the other party's working papers prepared in connection with the other party's preparation or review of the Final Closing Balance Sheet or the Cash Schedule. At the end of such 30-day period, Sellers and Buyer shall submit to an independent Big Six accounting firm mutually acceptable to them (other than Buyer's Accountants or any other accounting firm that provides significant services to any Seller or Buyer) (the "Accounting Firm") for review and resolution any and all matters which remain in dispute, and which were properly included in any Notice of Disagreement, and the Accounting Firm shall reach a final, binding resolution of all matters which remain in dispute. The Final Closing Balance Sheet and the Cash Schedule, with such adjustments as are necessary to reflect the Accounting Firm's resolution of the matters in dispute, shall become final and binding on Buyer and Sellers on the date the Accounting Firm delivers its final resolution to the parties. The fees and expenses of the Accounting Firm in connection with the procedures contemplated pursuant to this Section 2.3 shall be borne 50% by Buyer and 50% by Sellers.

            (d) Based on the Final Closing Balance Sheet and the Cash Schedule as determined under Subsections (a), (b) and (c) above, the Final Adjustment Factor (as defined below) will be calculated as provided herein. In the event that a timely Notice of Disagreement has been given, the Final Adjustment Factor shall be calculated (x) by the parties pursuant to the resolution in writing of any differences between them, or (y) by the Accounting Firm, in writing, as part of its final resolution of disputes. In the event that no Notice of Disagreement has been given, the Final Adjustment Factor will be calculated by Sellers and delivered to Buyer within three (3) Business Days following the date on which the Final Closing Balance Sheet and the Cash Schedule become final and binding. The "Final Adjustment Factor" shall be
(i) the increase (expressed as a positive number) or decrease (expressed as a negative number) in Purchase Price pursuant to the Balance Sheet Adjustment, PLUS (ii) the increase (expressed as a positive number) or decrease (expressed as a negative number) in Purchase Price pursuant to the Interim Cash Adjustment. In the event the Final Adjustment Factor is a positive number, then Buyer shall pay to Sellers (as additional Purchase Price) an amount equal to the Final Adjustment Factor plus an additional amount equal to interest thereon calculated at the Applicable Rate for the period from (and including) the Closing Date to (but not including) the date such payment is made (the "Interest Period"); and in the event the Final Adjustment Factor is a negative number, then Sellers shall pay to Buyer (as a refund of Purchase Price) an amount equal to the Final Adjustment Factor (expressed as if a positive number) plus an additional amount equal to interest thereon calculated at the Applicable Rate for the Interest Period. Within three (3) Business Days following determination of the Final Adjustment Factor, such payment shall be made in cash, via wire transfer to an account designated at least 48 hours in advance by the party or parties to receive such payment, by Buyer or Sellers, as the case may be, to the other party or parties.

            (e) Notwithstanding the foregoing provisions of this section 2.3, no adjustment to the Purchase Price pursuant to this Section 2.3 shall be made unless such adjustment would exceed $100,000, and if such adjustment would exceed $100,000, then the full amount of such adjustment shall be made.

         2.4 MANNER OF PAYMENT. On the Closing Date, Buyer will pay Sellers $33,000,000 by wire transfer of immediately available funds to the account or accounts designated in advance by Sellers.

         2.5 ALLOCATION OF PURCHASE PRICE. The Purchase Price plus the Assumed Liabilities which give rise to basis for income tax purposes (the "Aggregate Purchase Price") will be allocated among the Stock, the Purchased Assets and the covenant not to compete described in Section 5.3. Buyer and Sellers further agree that the aggregate fair market value of the foregoing assets will be appraised at Buyer's expense by an appraisal firm of its choice within 120 days after the Closing Date. Buyer shall thereafter promptly prepare an IRS Form 8594 reflecting the allocation of the Aggregate Purchase Price among the Stock, the Purchased Assets and the covenant not to compete (as adjusted under Section 2.3) and such other information as required by the form, and shall forward it to Sellers for their approval, which approval will not be withheld unless the proposed contents of the form are, in the good faith determination of the Seller, unreasonable. Except to the extent that Sellers determine in good faith that such allocation is unreasonable, each of Buyer and Sellers shall file IRS Form 8594 in a manner consistent with such allocation. Buyer and Sellers shall each deliver to the other a copy of the IRS Form 8594 as filed with their respective federal income tax return within thirty (30) days of the filing of such return.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each Seller hereby makes the following representations and warranties to Buyer:

         3.1 DUE ORGANIZATION AND QUALIFICATION. Each Seller and Acquired Subsidiary is a corporation or similar organization under foreign law, duly organized, validly existing and (with respect to United States entities) in good standing under the laws of the jurisdiction of its formation, and has all requisite corporate (or comparable power under foreign law) power and authority to own or lease such of the Division Assets as it owns or leases and to carry on the Business as it is presently being operated by such Seller or Acquired Subsidiary, as the case may be, and in the place where such Division Assets are respectively owned or leased by such Seller or Acquired Subsidiary and the Business is conducted by such Seller or Acquired Subsidiary, as the case may be.

         3.2 TITLE. Each Seller has, and upon conveyance of the Stock and the Purchased Assets to Buyer by each Seller at the Closing in exchange for the Purchase Price, will convey to Buyer its interests in the leased properties leased by such Seller as described on the instruments of lease described on
Schedule 1.1J and good title to the Stock and all of the Purchased Assets, whether real, personal or mixed, as are owned by such Seller, free and clear of any and all Encumbrances other than Permitted Encumbrances and other than as set forth on Schedule 3.2. Each Acquired Subsidiary has good and marketable title in fee simple (or the equivalent thereto under foreign law) to all real estate described on Schedule 1.1A as owned by such Acquired Subsidiary and interests in the leased properties as described on the instruments of lease described on Schedule 1.1J as leased by it and good title to all of the other assets, whether real, personal or mixed, owned by each Acquired Subsidiary, free and clear of any and all Encumbrances other than Permitted Encumbrances. Each Seller enjoys peaceable possession of all material Purchased Assets owned by it and peaceable possession of all real property leased by it. Each Acquired Subsidiary enjoys peaceable possession of all material assets and real property owned or leased by it.

         3.3        GOVERNMENT CONTRACTS.

            (a) To the Knowledge of Sellers, during the past five (5) years, no payment has been made by any of Sellers or the Subsidiaries, or by any Person authorized to act on their behalf, to any Person in connection with any Government Contract in violation of applicable procurement laws or regulations or in violation of (or requiring disclosure pursuant to) the Foreign Corrupt Practices Act or other laws.

            (b) The Division's cost accounting and procurement systems with respect to Government Contracts are in compliance in all material respects with all applicable governmental regulations.

            (c) With respect to each Government Contract, except as set forth on Schedule 3.3: (i) each Seller and Subsidiary has complied with all material terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (ii) each Seller and Subsidiary has complied with all material requirements of applicable laws, rules and regulations pertaining to such Government Contract; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct in all material respects as of their effective date, and each Seller and Subsidiary has complied in all material respects with all such representations and certifications; (iv) neither the United States Government nor any prime contractor, subcontractor or other Person has notified Sellers or any Subsidiary in writing that any Seller or Subsidiary has breached or violated any applicable law, or any material certification, representation, clause, provision or requirement pertaining to such Government Contract; (v) since January 1, 1993, no termination for convenience, cure notice or show cause notice has been received by a Seller pertaining to such Government Contract, except with respect to Government Contracts involving no more than $50,000 per calendar year in the aggregate; and (vi) since January 1, 1992, no termination for default has been received by a Seller pertaining to a Government Contract.

            (d) Except as set forth on Schedule 3.3: (i) neither Sellers nor any of the Subsidiaries nor, to the Knowledge of Sellers, any of their respective directors, officers or employees is (or during the last five
(5) years has been) under administrative, civil or criminal investigation, or indictment by any governmental authority with respect to any alleged irregularity, misstatement or omission; and (ii) during the last five (5) years, none of the Sellers or the Subsidiaries has made a voluntary disclosure to the United States Government of any actual or potential violation of law arising under or relating to a Government Contract (whether under the Voluntary Disclosure program of the Department of

Defense Inspector General or otherwise), which actual or potential violation of law has not been finally resolved with the United States Government. Any and all disclosures made pursuant to the Voluntary Disclosure program of the Department of Defense Inspector General within the last five (5) years are disclosed on Schedule 3.3, regardless whether the actual or potential violation has been resolved.

            (e) Except as set forth on Schedule 3.3, to the Knowledge of Sellers, there exist (i) no material outstanding claims against Sellers or any of the Subsidiaries, either by the United States Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract; and (ii) no material disputes between any of Sellers or the Subsidiaries and the United States Government under the Contract Disputes Act or any other Federal statute or between any of Sellers or the Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

            (f) None of Sellers or the Subsidiaries, nor, to the Knowledge of Sellers, any of their directors, officers or employees is (or during the last five (5) years has been) suspended or debarred from doing business with the United States Government or is (or during such period was) the subject of a finding of nonresponsibility or ineligibility for United States Government contracting.

         3.4 PATENTS, TRADEMARKS, ETC. Set forth on Schedule 3.4 is a list of all United States and foreign patents and patent applications, trade names, trademark and service mark registrations and applications or registered trade dress rights, common law trademarks and copyright registrations and applications owned or used by any Seller or Subsidiary related to the Business (except for the names "MagneTek," "Energy Engineered," and the "Power M" design, or any derivation thereof), or which any Seller or Subsidiary is licensed to use or under which it possesses any similar rights ("Patent and Trademark Rights"), all of which are part of the Division Assets. Except as set forth on Schedule 3.4, since July 1, 1992, none of the products, activities or operations of the Business involve or have resulted in (i) to the Knowledge of Sellers, infringement of, or (ii) any written claim of infringement of, any patent or patent application, trade name, trademark or service mark registration or application, common law trademark or trade dress rights, copyright or copyright registration or application of any other person, firm or entity; and no proceedings have been instituted, are pending, or, to the Knowledge of Sellers threatened, which challenge the rights of Sellers or any of the Subsidiaries in respect thereof. Except as set forth on Schedule 3.4, none of the Patent and Trademark Rights, to Sellers' Knowledge, are being infringed by the products, activities, operations, patents, trade names, trademarks, service marks, trade dress rights or copyrights of any other person or persons and none are subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof. Except as set forth on Schedule 3.4, no Seller or Acquired Subsidiary has given or is bound by an agreement of indemnification for patent, trade name, service mark, trademark, trade dress or copyright infringement as to any property produced, used or sold by the Division.

         3.5        GOVERNMENTAL AUTHORIZATIONS; CONSENTS.

            (a) Except as set forth on Schedule 3.5, the execution, delivery and performance by Sellers of this Agreement and the consummation by Sellers and the Acquired Subsidiaries of the Transactions require no action by or in respect of, or filing with, any Federal or state governmental body, agency, official or authority other than (i) compliance with the applicable requirements of the HSR Act or the Exon-Florio Amendment, (ii) compliance with and filings under section 13(a) or 15(d), as the case may be, of the Exchange Act, (iii) any necessary approvals of the United States Department of Defense or any agencies, departments or instrumentalities thereof in connection with the novation of Government Contracts and the transfer or procurement of security clearances and
(iv) except as set forth in Section 7.7.

            (b) Schedule 3.5 sets forth all consents, approvals, waivers and other action required by any Person under any material Contract, instrument or other document to which any Seller or Acquired Subsidiary is bound or which is required or necessary for the assignment or transfer of such Contract to Buyer, the execution, delivery and performance of the Transaction Documents by any Seller or Acquired Subsidiary or the consummation of the Transactions by any Seller or Acquired Subsidiary. Where referred to with an asterisk on
Schedule 3.5, such consents, approvals, waivers or other actions have been obtained or completed.

         3.6        COMPLIANCE WITH LAWS.  Each Seller and Acquired Subsidiary
(i) has complied in all material respects with all laws, regulations, licensing requirements and orders applicable to the Business, (ii) has filed with the proper authorities all material statements and reports required by the laws, regulations, licensing requirements and orders to which it or any of its employees (because of their activities on behalf of their employer) is subject, and (iii) possesses all necessary licenses, franchises, permits and governmental authorizations to conduct the Business in the manner in which, and in the jurisdictions and places where the Business is now conducted, and is not in material violation of any such licenses, franchises, permits and governmental authorizations. This Section 3.6 does not pertain to employee benefits matters, environmental matters, or tax matters, such matters being the subject of Sections 3.11, 3.12 and 3.16, respectively.

         3.7 CONTRACTS. Schedule 3.7 sets forth all material Contracts, other than Non-Assigned Contracts, to which any Seller or Subsidiary is a party or by which it is bound relating to the operations of the Division, all of which are part of the Division Assets, except as otherwise indicated on such Schedule. Except as identified on Schedules 1.1D and 1.1J or as set forth on Schedule 3.7, no Seller or Acquired Subsidiary is a party to or is bound or affected by any of the following types of Contract relating to the operations of the Division:
(i) partnership, joint venture or teaming agreement; (ii) mortgage, deed of trust, or other security agreement; (iii) guaranty or suretyship agreement or performance bond; (iv) employment, consulting or compensation agreement or arrangement (other than those relating to the German Entities) that provides for annual compensation or severance benefits greater than $100,000 (or the foreign equivalent) or is not terminable on six month's notice with a cost of less than $100,000 (or the foreign equivalent); (v) labor or collective bargaining agreement (other than those relating to the German Entities);
(vi) debt instrument, loan agreement, letter of credit arrangement, or other obligation relating to indebtedness for borrowed money or money lent to another;
(vii) deed or other document evidencing an interest in or contract to purchase or sell real property; (viii) Contract for the acquisition of services, supplies, equipment or other personal property involving more than $100,000;
(ix) powers of attorney; (x) Contract containing a noncompetition covenant;
(xi) offset agreement; (xii) any other Contract (other than purchase orders under a master Contract already disclosed hereunder) that involves either an unperformed commitment in excess of $100,000 or that, to the Knowledge of Sellers, will result in a material loss to the Division; (xiii) any Contract with any Seller or any Affiliate of any Seller; (xiv) any material license agreement or arrangement pursuant to which Sellers or any Subsidiary licenses any of the Transferred Intellectual Property; or (xv) any other material Contract. Sellers have delivered or otherwise made available to Buyer or its agents true, correct and complete copies of each of the Contracts listed on
Schedule 3.7, except as set forth thereon. There are no existing material defaults by any Seller or Acquired Subsidiary party to such Contracts or events, occurrences or acts that, with the giving of notice or lapse of time or both, would constitute such defaults, and no penalties have been incurred nor are material amendments pending, with respect to the Contracts. Sellers further represent that (1) the Contracts are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their terms,
(2) to the Knowledge of Sellers, there are no existing material defaults by any party to such Contracts other than Sellers or the Acquired Subsidiaries or events, occurrences or acts that, with the giving of notice or lapse of time, or both, would constitute such defaults, and (3) to the Knowledge of Sellers, since January 1, 1993 no defenses, offsets or counterclaims have been asserted or may be made by any party thereto. Except as set forth on Schedule 3.7, no Seller or Acquired Subsidiary has waived any material rights thereunder except as may be contained therein. Except as set forth on Schedule 3.7, no Seller or Subsidiary has received written notice of any plan or intention of any other party to any material Contract to exercise any right to cancel or terminate such Contract.
To the Knowledge of Sellers, since January 1, 1994 no supplier of the Division has refused, or communicated that it will refuse, to continue to supply goods or services on substantially the same terms as are currently made available to the Division (including any volume discounts which may not continue to apply if levels of purchase are reduced).

         3.8 LITIGATION. Except as set forth on Schedule 3.8, there is no action, suit, investigation or proceeding pending against, or to the Knowledge of Seller threatened against any Seller or Acquired Subsidiary by any Person which, if adversely determined or resolved, could have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions. No Seller or Acquired Subsidiary, nor the Division Assets, is subject to any material judgment, order, writ, injunction or decree relating to the Business. For purposes of this Agreement, a "pending" matter means any action, suit or proceeding as to which a complaint has been filed and a Seller or Acquired Subsidiary has been served or otherwise given notice as to such filing on or before the Closing Date.

         3.9 CORPORATE POWER AND AUTHORITY. The execution, delivery and performance of this Agreement by each Seller, and all other Transaction Documents by the respective Sellers who are parties thereto and the consummation by each Seller of the Transactions, have been duly authorized by all requisite corporate (or comparable power under foreign law) action and no further action or approval is required in order to permit any Seller to consummate the Transactions, except as provided on Schedule 3.5, Section 7.2 and Section 7.7. This Agreement constitutes, and all other Transaction Documents by and among the parties, when executed and delivered in accordance with the terms thereof, will constitute the legal, valid and binding obligations of the respective Seller that is a party thereto, enforceable in accordance with their terms (subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights from time to time in effect). Each Seller has full power, authority and legal right to enter into this Agreement and all other agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Transaction Documents by Sellers, and the consummation of the Transactions will not (i) conflict with the charter documents of any Seller or Acquired Subsidiary, (ii) result in any breach or termination of, or constitute a default under, or constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance or an Encumbrance associated with Buyer's acquisition financing) upon any of the Stock or the Division Assets under, or create any rights of termination, cancellation or acceleration in any Person under, any material Contract, or violate any order, writ, injunction or decree to which any Seller or Acquired Subsidiary is a party, or by which any of the Division Assets may be bound, or (iii) result in the violation of any provisions of law applicable to the Division, any Seller or Acquired Subsidiary, the violation of which could have a Material Adverse Effect.

         3.10       LABOR RELATIONS.

            (a) No Seller or Acquired Subsidiary since July 1, 1992 has experienced or is experiencing, nor does any Seller have Knowledge of any imminent strikes, work stoppages, slowdowns or other material interference with or impairment of the Business by labor, nor, to the Knowledge of Seller has any Seller or Acquired Subsidiary committed any material unfair labor practice in the conduct of the Business. No United States Division Employee is represented by any labor union or collective bargaining unit. No Seller or Acquired Subsidiary is experiencing, nor does any Seller have knowledge of, any current or contemplated union organization efforts or negotiations, or requests for negotiations, for any representation or any labor contract relating to any United States Division Employee.

            (b) Schedule 3.10(b) is a true and complete list, as of June 30, 1994, of the employees of the German Entities ("German Employees"), setting forth the names, position, tenure and salary of each of the German Employees. The employment contracts with the German Employees do not contain any provisions other than those contained in the Standard Contract, a copy of which is attached to Schedule 3.10(b) and, except as set forth on Schedule 3.10(b), no further written or oral agreements relating to the employment of the German Employees (including agreements with the Workers Council or collective or other agreements) have been entered into. None of the German Employees or former employees of the German Entities has received a pension promise from either of the German Entities, except for Mr. Kahrs, Mr. Bauch, Mr. Heusinger, Mr. Wendt,

Mr. Mattheas, Mr. Rose, Mr. Steffen, Mr. Vieth, Mr. Hogelwecht, Mr. Janssen,
Mr. Newiger, Mr. Poetschat, Mr. Sinning, Ms. Dekker, Mr. Fokken, Mr. Milberg, Mr. Kleemann, Mr. Kunst, Mr. Meyer, Mr. Puell, and Ms. Schulte. Except as set forth on Schedule 3.8, no material labor disputes or strikes or court actions in relation to labor issues are pending or, to the Knowledge of Sellers, threatened with regard to the German Employees. The German Entities have duly deducted and timely paid all German or other foreign social security contributions to be deducted and paid (including, without limitation, social security pension contributions to the "Bundesversicherungsanstalt fur Angestellte" or similar pension contributions to other public organizations, unemployment insurance contributions to the "Bundesanstalt fur Arbeit" and compulsory health insurance contributions and other compulsory social contributions or insurance payments with respect to the German Employees), and will continue to duly deduct and timely pay such amounts which become due before the Closing Date.

         3.11       EMPLOYEE BENEFIT PLANS.

            (a) DEFINITIONS. The following term shall have the following meaning, and this term may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                    EMPLOYEE PLAN. "Employee Plan" shall mean any United States employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, fringe benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, restricted stock, stock appreciation rights, stock purchases or other forms of incentive compensation, or for post-retirement insurance, compensation or benefits which (A) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Sellers or an Acquired Subsidiary or under which Sellers or any Acquired Subsidiary may incur any liability, and (B) covers or has covered any current or former United States Division Employees (with respect to their relationship to the Division).

            (b) REPRESENTATIONS. Sellers have provided Buyer with true and complete copies of the most recent "MagneTek Associate Handbook" and "Anaheim/Gardena Summary of Benefits and General Information" describing Employee Plans, and there are no Employee Plans other than those described in such handbooks under which any Acquired Subsidiary may incur any material Liability that is not reflected on the Final Closing Balance Sheet. Except as set forth on Schedule 3.11, Sellers represent and warrant as follows:

                    (i) No Acquired Subsidiary has, at any time, maintained, contributed to, participated or agreed to participate in a "multiemployer plan" as defined in section 4001(a)(3) or 3(37) of ERISA.

                    (ii) None of the Sellers or any Acquired Subsidiary has any announced or unannounced plan or legally binding commitment to create any additional Employee Plans or amend or modify any existing Employee Plan, for which any Acquired Subsidiary could reasonably be expected to incur a material Liability; and except as provided by law, the employment of all United States Division Employees and individuals rendering service to the Division in the United States as independent contractors or otherwise is terminable at will.

                    (iii) The Acquired Subsidiaries have made all required contributions under each Employee Plan for all periods through and including the Closing Date or proper accruals have been made and are reflected on the appropriate balance sheets and books and records.

                    (iv) There is no contract, agreement, plan or arrangement covering any current or former United States Division Employee that, individually or collectively, provides for the payment by any Acquired Subsidiary to such employee of any material amount that is not deductible or capitalizable under the Code. No Acquired Subsidiary will be required to "gross up" or otherwise compensate any current or former United States Division Employee because of the imposition of any excise tax (including any interest or penalties related thereto) on the individual because of the applicability of sections 280G and 4999 of the Code as a result of any Employee Plan or agreement existing on or prior to the Closing Date.

                    (v) No entity (other than the Acquired Subsidiaries) which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or otherwise required to be aggregated with, any Seller or any Acquired Subsidiary, as set forth in section 414(b), (c) or (o) of the Code, has incurred any Liability with respect to or under any employee benefit plan, program, policy or arrangement, including any "pension plan" or "welfare plan" as defined in sections 3(2) and 3(1), respectively, of ERISA, and any plan, program, policy or arrangement which provides deferred compensation, profit sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation other than a German Benefit Plan (each an "ERISA Affiliate Plan"), which has or will create any obligation by, or result in any Liability to, any Acquired Subsidiary.

                    (vi) Each employee benefit plan, program, policy, arrangement, agreement or commitment which (A) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Sellers or an Acquired Subsidiary or under which Sellers or any Acquired Subsidiary may incur any liability, and (B) covers or has covered any current or former employee of the German Entities (each a "German Benefit Plan") has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities.

         3.12 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.12, to the Knowledge of Sellers:

         (a) Sellers and the Acquired Subsidiaries are in substantial compliance with all Environmental Laws in effect at the time of Closing in connection with the operations of the Division and the Division Assets;

         (b) Sellers and the Acquired Subsidiaries have no liability under any Environmental Law with respect to the operations or properties of the Division or the Division Assets which is material to the operations or the financial condition of the Division;
         (c) in the past three (3) years, no notices of any violation or alleged violation of, or any liability under, any Environmental Law relating to the operations of the Division or the Division Assets have been received by any of Sellers or the Subsidiaries;

         (d) there is no Substance that is used in a manner that may pose any material risk to safety, health or the environment on or under any property owned, leased or operated by the Division, currently or in the past, and there has heretofore been no spillage, discharge, release or disposal of any such Substance on, under or from such property in any amount or in any manner which could reasonably be expected to result in material liability to the Division; and

         (e) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings or investigations pending or, to Sellers' Knowledge, threatened, relating to compliance with or liability under any Environmental Law affecting the Division.

         3.13 AVAILABILITY OF DOCUMENTS. Each Seller has made available for inspection by Buyer at the offices of such Seller true, correct and complete copies of its charter documents and the charter documents of each Acquired Subsidiary.

         3.14 FINANCIAL CONDITION AND RESULTS OF OPERATIONS. MagneTek has furnished to Buyer (i) the unaudited balance sheet and related unaudited statements of income (including the deprecation, amortization and capital spending data to the extent noted on Schedule 3.14) of the Division for the fiscal years ended June 30, 1993 and June 30, 1994 and (ii) the unaudited balance sheet and related unaudited statement of income of the Division for the three-month period ended September 30, 1994 (collectively, the "Financial Statements"), each of which are set forth on Schedule 3.14. Except as set forth therein or on Schedule 3.14, the Financial Statements present fairly the financial condition and results of operations of the Division as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis with prior periods. Except as set forth on Schedule 3.14, the Adjusted July Balance Sheet fairly presents, in all material respects, the Division Assets and Division Liabilities on a combined basis as of July 31, 1994, and has been prepared in accordance with generally accepted accounting principles consistent with those used in preparing the Financial Statements.

         To the Knowledge of Sellers, other than the Retained Liabilities, there are no material Liabilities of or relating to the Division, except
(a) Liabilities which are reflected or reserved against on the Adjusted July Balance Sheet and which have not been paid or discharged since the date thereof,
(b) Liabilities arising under the Contracts listed on Schedule 3.7 (or under Contracts which, pursuant to the terms of Section 3.7, are not required to be so listed), and (c) other Division Liabilities that were incurred since the date of the Adjusted July Balance Sheet in the ordinary course of the Business and consistent with the Division's past practices.

         3.15 ASSETS OF THE DIVISION. The Division Assets and the rights conferred by the Transaction Documents comprise all the properties and assets reasonably necessary for the operation of the Business as conducted on the date hereof. The Acquired Subsidiaries do not own any material assets that are not Division Assets, nor are they liable for any material liabilities that are not Division Liabilities.

         3.16       TAXES.  Except as set forth on Schedule 3.16:

            (a) The Acquired Subsidiaries have duly and timely filed with the appropriate governmental agencies all Tax Returns (including information returns) required to be filed by the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns are complete and accurate and properly reflect the Taxes of the Acquired Subsidiaries for the periods covered thereby.

            (b) The Acquired Subsidiaries have timely paid to taxing authorities all Taxes which have become due with respect to any Tax Returns that each has filed and any assessments of which each is aware. The Acquired Subsidiaries have paid or accrued all amounts with respect to Taxes required to be paid to Persons (other than Taxing authorities) such as pursuant to tax sharing or allocation agreements with respect to all taxable periods or portions of periods ending on or before the Closing Date. None of the Acquired Subsidiaries is delinquent in the payment of any Tax, assessment or governmental charge or amounts owed to other persons or entities with respect to Taxes.

            (c) MagneTek has filed all Tax Returns that have become due (giving effect to extensions of time to file) and has paid all liabilities for Taxes that have become due and payable prior to the date hereof, except such Tax Returns and Taxes (i) with respect to which the failure to file or pay, respectively, would not have a Material Adverse Effect, or (ii) the filing or payment, respectively, of which is being contested in good faith by MagneTek.

            (d) There is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of the Acquired Subsidiaries, except to the extent that adequate liabilities or reserves with respect thereto are accrued on the Financial Statements and the Adjusted July Balance Sheet in accordance with GAAP or (i) such deficiency or claim is being contested in good faith by appropriate proceedings, (ii) no such accrual is required by GAAP and (iii) the nature and amount of the disputed Tax is set forth on Schedule 3.16.

            (e) There are no Encumbrances for Taxes (other than for Taxes not yet due and payable) upon any of the Division Assets or the Stock.

            (f) No claim has ever been made by any authority in a jurisdiction where Sellers or the Acquired Subsidiaries do not file Tax Returns that Sellers or the Acquired Subsidiaries are or may be subject to taxation by that jurisdiction in respect of the assets or operations of the Division;

            (g) None of the German Entities is a "United States real property holding corporation" within the meaning of section 897(c)(2) of the Code, nor is any of Sellers a foreign person within the meaning of section 1445(b)(2) of the Code.

            (h) None of the Division Assets constitutes property that Buyer, or any Affiliate of Buyer, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

            (i) None of the Division Assets is, or at the Closing will be, subject to a lease to a "tax-exempt entity" as such term is defined in section 168(h)(2) of the Code.

            (j) None of the Division Assets directly or indirectly secures any debt the interest on which is tax-exempt under section 103(a) of the Code.

            (k) None of the Acquired Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return;

            (l) None of the Acquired Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency;

            (m) None of the Acquired Subsidiaries has filed a consent under Code section 341(f) concerning collapsible corporations;

            (n) None of the Acquired Subsidiaries has made any payments, nor is it obligated to make any payments, and is not a party to any agreement that, in and of itself, could obligate it to make any payments that will not be deductible under Code section 280G;

            (o) None of the Acquired Subsidiaries has filed with respect to any item a disclosure statement pursuant to Code section 6662 or any comparable disclosure with respect to foreign, state and/or local statutes with respect to items pertaining to the assets or operations of the Division;

            (p) None of the Acquired Subsidiaries (A) has been a member of any affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is MagneTek, the "MagneTek Group") and (B) has any liability for the Taxes of any person as defined in section 7701(a)(1) of the Code (other than the MagneTek Group) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, except for such liabilities and agreements as may have been incurred or entered into in the ordinary course of business and which in the aggregate are not material in amount;

            (q) There are no deemed elections in effect with respect to any of the Acquired Subsidiaries pursuant to Code sections 338(e) or 338(f) or the regulations thereunder;

            (r) No member of the MagneTek Group will elect to have the Company excluded from the MagneTek Group under Treas. Reg. Section 1.1502-76(b)(5)(ii) for the MagneTek Group taxable year that includes the day immediately preceding the Closing Date;
            (s) Schedule 3.16 sets forth the Sellers' estimate of the aggregate tax basis of certain categories of assets owned by the Acquired Subsidiaries as of June 30, 1994. The sum of the tax bases of the assets of the Acquired Subsidiaries as set forth on Schedule 3.16 does not exceed the actual sum of the tax bases of the assets of the Acquired Subsidiaries as of June 30, 1994 by an amount which, if such actual amounts were properly taken into account on the combined balance sheet of the Acquired Subsidiaries, prepared in accordance with GAAP, as of June 30, 1994, would require that the Acquired Subsidiaries include a deferred tax liability on such combined balance sheet, net of all deferred tax assets without regard to any valuation allowance with respect thereto.

            (t) The Acquired Subsidiaries have maintained all sales and use records and supporting documents in the manner required by applicable sales and use Tax statutes and regulations;

            (u) The Acquired Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other party in connection with the Division;

            (v) There are no pending or, to the best of Sellers' or any Acquired Subsidiary's knowledge, threatened audits, investigations or claims for or relating to any material liability in respect of Taxes payable by the Acquired Subsidiaries and there are no matters under discussion with any governmental authorities with respect to Taxes payable by the Acquired Subsidiaries that are likely to result in a material additional amount of Taxes. Federal income tax audits of the Acquired Subsidiaries have been completed for each period set forth on Schedule 3.16. None of the Acquired Subsidiaries has been notified that any taxing authority intends to audit a Tax Return of any other period;

            (w) None of the Acquired Subsidiaries has entered into any tax-sharing agreement or similar agreement that will remain in effect following the Closing;

            (x) Neither of the German Entities has been a member of an affiliated group that has filed a consolidated United States Federal income tax Return or of any group that has filed a combined, consolidated or unitary Tax Return, other than such Tax Returns for Taxes for which the period for assessment has expired (taking into account any extension or waiver thereof);

            (y) Neither of the German Entities is (i) engaged in a United States trade or business for federal income tax purposes; (ii) a passive foreign investment company within the meaning of the Code; or (iii) a foreign investment company within the meaning of the Code;

            (z) None of the Acquired Subsidiaries is a party to any joint venture, partnership or other arrangement or contract which is treated as a partnership for tax purposes;

            (aa) MagneTek will not be required to include any amount in gross income with respect to the German Entities pursuant to section 951 of the Code for the taxable period ending on the date prior to the Closing Date. None of the German Entities has an investment in United States property within the meaning of section 956 of the Code;

            (bb) The amount of any liability for deferred Taxes of the Acquired Subsidiaries on a combined basis will not, at Closing, exceed the amount of any deferred tax assets of the Acquired Subsidiaries at Closing, all determined in accordance with GAAP.

            (cc) The "Gliederung des verwendbaren Eigenkapitals" of the German Entities pursuant to section 30 of the German Corporate Income Tax Act ("Korperschaftsteuergesetz") is accurately and properly reflected on the German Corporate Income Tax Returns for these entities for the taxable period ending before Closing Date. Net operating loss carryovers of these entities for German corporate income tax purposes as well as for German trade income tax ("Gewerbertragsteuer") purposes are also accurately and properly reflected on the German Tax Returns of the German Entities for the taxable period ending before the Closing Date.

         3.17 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1994, except as set forth on Schedule 3.17, (i) there has not been any change in the Division Assets, Division Liabilities or financial condition or operations of the Division that has had or could reasonably be expected to have a Material Adverse Effect; (ii) no Seller or Acquired Subsidiary has contracted for or paid any capital expenditures in excess of $100,000 (or the foreign equivalent) relating to the Division; (iii) no Seller or Acquired Subsidiary has forgiven or canceled any material debts or claims or released or waived any material right relating to the Division; (iv) no Seller or Acquired Subsidiary has suffered any damage or destruction to or loss of any Division Assets in excess of $100,000 and not covered by insurance, or has disposed of any material assets (other than current assets, such as Inventory, disposed of in the ordinary course of business); (v) no Seller or Acquired Subsidiary has lost customers or suppliers that would have a Material Adverse Effect; (vi) no Seller or Acquired Subsidiary has undergone any change in accounting methods, principles or practices relating to the Division; (vii) no Seller or Acquired Subsidiary has increased the rate of compensation payable or to become payable to any director, officer or other Division Employee, other than in the ordinary course of business; (viii) no Seller or Acquired Subsidiary has cancelled or terminated any material Contract relating to the Division or entered into any material Contract relating to the Division which is not in the ordinary course of the Business; and (ix) no Seller or Acquired Subsidiary has entered into any transaction that is material to this Agreement, any other Transaction Document, the Transactions, the Division or to any of the Division Assets that would have a Material Adverse Effect.

         3.18       ACQUIRED SUBSIDIARIES.

            (a) The authorized, issued and outstanding capital stock (or equivalent under foreign law) of, and the jurisdiction of formation of, each of the Acquired Subsidiaries is as set forth on Schedule 3.18. All of the issued and outstanding shares of capital stock of each of the Acquired Subsidiaries were validly issued and are fully-paid and nonassessable (or the foreign law equivalent), were not issued in violation of the preemptive rights of any stockholder (or the foreign law equivalent) and are owned as set forth above free and clear of any Encumbrances (other than a Permitted Encumbrance or an Encumbrance arising through Buyer). There are no outstanding subscriptions, options, warrants, rights, convertible securities, calls, commitments or agreements (or the foreign law equivalent) to issue shares of capital stock or other securities of any of the Acquired Subsidiaries.

            (b) The Stock constitutes all of the outstanding capital stock of the Company and the German Entities. None of the Company or the German Entities own any Subsidiaries or any shareholdings, joint venture or other interests in any other Person.

            (c) The registered share capital (Stammkapital) of MagneTek EuroAtlas GmbH amounts to DM 1,000,000 and is divided into two shares (Geschaftsanteil) of DM 200,000 each, two shares of DM 75,000 each, and three shares of DM 150,000 each. The registered share capital (Stammkapital) of MagneTek JovyAtlas GmbH amounts to DM 200,000 and is divided into one share (Geschaftsanteil) of DM 20,000, one share of DM 80,000 and one share of DM 100,000. Deutschland is entitled to transfer such shares without restrictions, the shares are not encumbered with rights of third parties, and such shares do not represent Deutschland's entire or almost entire property. The terms of the lease contract dated December 15, 1983, as amended, between MagneTek JovyAtlas GmbH and Dr. Ing. Jovy Electronic GmbH & Co. KG on the use of the real property and building used by it at the time of the Closing do not permit the lessor thereunder to terminate such lease because of the sale of the shares of MagneTek JovyAtlas GmbH to the Buyer.

         3.19 BACKLOG. Schedule 3.19 sets forth each Contract of any of Sellers or the Subsidiaries relating to the Division and having backlog as of July 31, 1994 in excess of $100,000 and a description of the same, including the name of each customer, the dollar amount of funded backlog and backlog unfunded by the United States Congress or any customer in respect of undelivered orders. Except as set forth on Schedule 3.19, all of the Contracts constituting the backlog of Sellers or the Subsidiaries relating to the Division were entered into in the ordinary course of business and are capable of performance in accordance with their terms by the Division.

         3.20 CLEARANCES. Schedule 3.20 sets forth all material security clearances held by Sellers and the Acquired Subsidiaries relating to the Business.

         3.21 BROKERS FEES. Except as set forth on Schedule 3.21 (which fees shall be the sole responsibility of Sellers), no broker, finder or investment banker is entitled to any brokerage, finders fee or other fee or commission in connection with the Transactions as a result of any actions taken by any of Sellers or their Affiliates.

         3.22 WARRANTY CLAIMS. Except as set forth on Schedule 3.22, there are no material existing or, to Sellers' Knowledge, threatened claims or any facts upon which a material claim properly could be based, against any of Sellers or the Subsidiaries for or related to goods of the Division which are defective or fail to meet any service or product warranties or any applicable federal, state or local standards or specifications. Since January 1, 1992, none of Sellers or the Acquired Subsidiaries has received written notice of any statements, citations or decisions by any governmental or regulatory body stating that any of its products is defective or unsafe or fails to meet any standards promulgated by any such governmental or regulatory body.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby makes the following representations and warranties to each
Seller:

         4.1 DUE ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease its properties and to carry on its business as it is presently being operated and in the place where such properties are owned or leased and such business is conducted.

         4.2 CORPORATE POWER AND AUTHORITY. The execution, delivery and performance of this Agreement by Buyer, and all other Transaction Documents to which Buyer is a party, and the consummation by it of the Transactions, have been duly authorized by all requisite corporate action and no further action or approval is required in order to permit Buyer to consummate the transactions contemplated hereby and thereby, except as contemplated in this Agreement. This Agreement constitutes, and all other Transaction

Documents to which Buyer is a party, when executed and delivered in accordance with the terms thereof, will constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their terms (subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights from time to time in effect). Buyer has full power, authority and legal right to enter into this Agreement and all other agreements by and among the parties and to consummate the Transactions. The execution and performance of this Agreement and the Transaction Documents to which Buyer is a party, and the consummation of the Transactions will not (i) conflict with the certificate of incorporation or bylaws of Buyer, (ii) result in any breach or termination of, or constitute a default under, or constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance or an Encumbrance associated with Buyer's acquisition financing for the Division) upon any asset of Buyer under, or create any rights of termination, cancellation or acceleration in any person under, any contract, lease, arrangement or commitment, or violate any order, writ, injunction or decree, to which Buyer is a party or by which Buyer or its assets, business or operations may be bound, or (iii) result in the violation of any provisions of law applicable to Buyer, the violation of which could have a material adverse effect upon the business, operations or assets of Buyer or upon the consummation of the Transactions.

         4.3        GOVERNMENTAL AUTHORIZATIONS; CONSENTS.

            (a) The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby require no action by or in respect of, or filing with, any Federal or state governmental body, agency, official or authority other than (i) compliance with the applicable requirements of the HSR Act or the Exon-Florio Amendment,
(ii) compliance with and filings under section 13(a) or 15(d), as the case may be, of the Exchange Act, (iii) any necessary approvals of the United States Department of Defense, or any agencies, departments or instrumentalities thereof in connection with the novation of Government Contracts or the transfer or procurement of security clearances, and (iv) except as set forth in Section 7.7.

            (b) No consent, approval, waiver or other action by any person under any contract, agreement, indenture, lease, instrument or other document to which Buyer is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by Buyer or the consummation of the transactions contemplated hereby.

         4.4 LITIGATION. There is no pending or threatened litigation in any court or any proceeding before any governmental body, agency, official or authority (i) in which it is sought to restrain, prohibit, invalidate or obtain damages in respect of the consummation of the purchase and sale of the Division Assets or the other Transactions, (ii) which could, if adversely determined or resolved, result in any material adverse change in the business, operations or assets or the condition, financial or otherwise, or results of operations of Buyer or upon the consummation of the Transactions or (iii) which could, if adversely determined, have a material adverse effect on the right or ability of Buyer to carry on its business substantially as now conducted.

         4.5 COMPLIANCE WITH LAW. Buyer has complied with all laws, regulations, licensing requirements and orders applicable to its business the breach or violation of which could have a material adverse effect on said business, (ii) has filed with the proper authorities all material statements and reports required by the laws, regulations, licensing requirements and orders to which it is subject and (iii) possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business in the manner in which and in the jurisdictions and places where such business is now conducted.

         4.6 BUYER'S ACKNOWLEDGMENT. Buyer acknowledges and agrees that, other than the representations and warranties of Sellers specifically contained in this Agreement (including the Schedules and Exhibits hereto) and the other Transaction Documents (including any certificates delivered pursuant hereto or thereto), there are no representations or warranties of any Seller either expressed or implied with respect to any Seller or Acquired Subsidiary, the Business, the Division Assets, the Division, or the Transactions.

         4.7 BROKER'S FEES. No broker, finder or investment banker is entitled to any brokerage, finder's fee or commission in connection with the Transactions as a result of actions taken by Buyer or its Affiliates, except for any fees payable to The Carlyle Group, L.P. or an Affiliate thereof (for which Buyer will be solely responsible).

         4.8 HSR ACT MATTERS. PTS Holdings, Inc., the newly-formed parent of Buyer, is the "ultimate parent entity" of the "acquiring person" (as the foregoing terms are defined in 16 C.F.R. Section 801.1 and 801.2) and its annual "net sales" and "total assets" (as the foregoing terms are defined in 16 C.F.R. Section 801.11) are each less than $10 million.

                                    ARTICLE V

                              COVENANTS OF SELLERS

         Sellers hereby covenant and agree with Buyer as follows:

         5.1 APPROVALS OF THIRD PARTIES. As soon as practicable after the date hereof, both before and after Closing, Sellers will use all reasonable efforts to secure or cause to be secured all necessary consents, approvals and clearances of third parties that heretofore have not been procured and that may be required to consummate the Transactions including, without limitation, the consents, approvals and clearances referred to without asterisks on Schedule 3.5 hereof, and will otherwise use all reasonable efforts to cause the consummation of the Transactions.

         5.2        ACCESS TO BOOKS AND RECORDS.

            (a) For a period of seven (7) years following the Closing, Sellers will retain all Records held by them and not conveyed to Buyer hereunder. During such period, Sellers will afford authorized representatives of Buyer (including its auditors) access to such Records at reasonable times and during normal business hours at the principal business office of any of Sellers, or at such other location or locations at which such Records may be stored or maintained from time to time, and will permit such representatives to make abstracts from, or copies of, any of such Records, or to obtain temporary possession of any thereof as may be reasonably required by Buyer at such Buyer's sole cost and expense. During such period, Sellers will, at Buyer's expense (limited, however, to Buyer's reasonable out-of-pocket expenditures plus reimbursement for employee time on the basis set forth in Section 5.2(b) below), cooperate with Buyer in furnishing information, evidence, testimony, and other reasonable assistance in connection with any action, proceeding, Tax audit, employee or labor dispute or investigation to which such Buyer or any of its Affiliates is subject relating to the Business or the Division. The term "Record" as used in this Section 5.2 shall include any data processing files or other computerized data.

            (b) If more than five (5) working days as to any particular matter is required to be expended by employees of Sellers and their Affiliates in responding to a request of Buyer under this Section 5.2, then Sellers' provision of such employees may be conditioned on Buyer's agreement to reimburse Sellers at reasonable per diem rates (calculated on a basis consistent with the labor rates applicable to such employees for other purposes) for the services of such employees; PROVIDED that no such reimbursement shall be required for the assistance of such employees in connection with any litigation or disputes for which Buyer is required to indemnify Sellers hereunder.

         5.3        COVENANT NOT TO COMPETE.

            (a) Sellers and their Affiliates will not, on a worldwide basis, at any time during the period of five (5) years from the Closing Date, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business which, or any business organization any part of which, engages in activities relating to the products listed on Schedule 5.3A hereof, except that Sellers and their Affiliates may acquire (a) any Person, less than 10% of the gross revenues of which are derived from a business involving the production of any of the foregoing products (a "Competitive Business"), PROVIDED that the Competitive Business is not thereafter expanded such that its revenues exceed 20% of the gross revenues of such Person; or (b) no more than 5% of any class of securities of a Person, if such securities are traded in any public market (within or outside the United States) or 15% of any class of privately held securities of a Person, in either case if such Person derives 10% or more of its gross revenues from a Competitive Business. The remedy at law for any breach or attempted breach of the provisions of this Section 5.3 will be inadequate and Buyer shall be entitled to temporary or permanent injunctive relief against any breach or attempted breach of such provision without the necessity of posting bond or proving actual damages. It is the express intention of the parties hereto to comply with all laws which may be applicable to this Section 5.3. Should any restriction contained in this Section 5.3 be found to contain limitations as to time, geographical area or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of Buyer, it is expressly agreed that the covenant not to compete contained in this Section 5.3 may be reformed or modified by the final judgment of a court of competent jurisdiction to the extent necessary to cause the limitations contained in this covenant not to compete as to time, geographical area and scope of activity to be restrained to be reasonable and impose a restraint that is not greater than necessary to protect Buyer and enforce the covenant not to compete as reformed or modified. If any one or more of the provisions contained in this Section 5.3 shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

            (b) Notwithstanding the foregoing, the covenant not to compete as to items 2 and 3 on Schedule 5.3A shall be limited to nine (9) months.

         5.4 ACCOUNTS RECEIVABLE. Sellers agree promptly to forward to Buyer any and all proceeds from accounts receivable of the Division that are received by Sellers after the Closing Date. If, after the Closing Date, a Seller receives any payment from any Person who at the time of such payment has outstanding accounts payable to Seller unrelated to the Business or the Division, on the one hand (for the purposes of this Section and Section 6.5, "Seller Accounts Receivable"), and to the Buyer or any Acquired Subsidiary, on the other hand (for the purposes of this Section and Section 6.5, "Buyer Accounts Receivable"), and the payment (a) does not indicate whether it is in respect of Seller Accounts Receivable or Buyer Accounts Receivable or (b) indicates that it is in payment of both Seller Accounts Receivable and Buyer Accounts Receivable without specifying the portion to be allocated to each, then Sellers and Buyer shall consult with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire Seller Accounts Receivable and Buyer Accounts Receivable in chronological order based upon the period of time such accounts receivable have been in existence.

         5.5 TAX CERTIFICATES. Buyer will furnish resale or exemption certificates to Sellers for Inventory and exempt machinery and equipment.

         5.6        EMPLOYEE BENEFITS.

            (a) Sellers remain obligated to provide continuation coverage to their covered employees, former employees and their qualified beneficiaries (and those of the Acquired Subsidiaries) in compliance with the provisions of Code section 4980B and ERISA Section 601 ET SEQ. (herein referred to as "COBRA Continuation Coverage"), and subject to Buyer establishing one or more group health plans for the benefit of Transferred Employees as provided in Section 6.3(b), Sellers agree to indemnify and hold Buyer harmless from any claims for COBRA Continuation Coverage made by or on behalf of such employees, former employees and their qualified beneficiaries who are receiving COBRA Continuation Coverage at the Closing or with respect to whom a qualifying event occurred either prior to the Closing or as a result of the Closing of the transaction contemplated by this Agreement.

            (b) Sellers shall make all contributions due through the Closing Date under the Employee Plans on behalf of all Transferred Employees. As of the Closing Date, MagneTek shall fully vest all Transferred Employees in their accrued benefits under the MagneTek FlexCare Plus Retirement Savings Plan and the MagneTek FlexCare Plus Retirement Pension Plan. Effective as of the Closing Date, the United States Division Employees shall cease accruing any benefits under all Employee Plans (except for benefits accrued on the Final Closing Balance Sheet), and MagneTek shall take, or cause to be taken, all such actions, if any, as may be necessary to effect such cessation or continuation of benefit accrual, as applicable.

            (c) (i) Sellers remain obligated for Liabilities relating to all claims by United States Division Employees (and their dependents and beneficiaries) for benefits under all medical, dental, employee assistance, life, accidental death and dismemberment, dependent life, short- and long-term disability, and business travel accident plans of Sellers, but excluding any German Benefit Plans, which are incurred on or prior to the Closing Date whether or not notice of any such claim has been received by Sellers, the Acquired Subsidiaries, Buyer or the plan as of the Closing Date, subject to the terms of such plans (including without limitation any applicable insurance contracts).

                    (ii) MagneTek shall provide COBRA Continuation Coverage for benefits under the MagneTek, Inc. Self-Funded Benefits Plan to United States Transferred Employees (and their dependents and beneficiaries) without a premium charge to such persons who are employees of MagneTek immediately prior to the Closing Date, and shall similarly treat those United States Transferred Employees who are employees of an Acquired Subsidiary on the Closing Date, from the Closing Date until the earlier of January 1, 1995 or the date that Buyer establishes a group health plan for United States Transferred Employees (the "Transition Period"), and MagneTek shall be obligated for Liabilities relating to all claims incurred by such individuals during the Transition Period in accordance with the terms of such plan. On the date that is thirty (30) days from the Closing Date, MagneTek shall invoice Buyer in an amount equal to the actual cost incurred by MagneTek in providing the above-described coverage to the United States Transferred Employees during such thirty (30) day period, consistent with past practices (the "Billed Amount"), and Buyer shall remit the Billed Amount promptly to MagneTek. At the end of the Transition Period, MagneTek shall determine in good faith and forward to Buyer a report of the actual cost of providing the above-described coverage during the Transition Period, and Buyer shall remit to MagneTek the excess (if any) of such actual cost over the Billed Amount. If the Billed Amount exceeds such actual cost, MagneTek shall remit promptly to Buyer the excess amount.

                    (iii) For purposes of this Section 5.6(c), a claim will be deemed incurred when the service which results in such claim is rendered.

            (d) Commencing with the date hereof and continuing to the Closing Date and thereafter, Sellers shall make reasonably available to Buyer such existing actuarial, financial, personnel and related information as may be reasonably requested by Buyer with respect to any Employee Plan as it relates to a Division Employee, including, but not limited to, compensation and employment histories.

         5.7 SUPPLY ARRANGEMENTS. Sellers will, and will cause MagneTek S.p.A., Italy, MagneTek Drives & Systems and MagneTek Motors & Generators, and certain of its other Affiliates to, continue to supply certain goods to the Division on substantially the terms set forth on Exhibit A.

         5.8        NO SOLICITATION.

            (a) NO SOLICITATION. From the date hereof through the Closing Date or the earlier termination of this Agreement, Sellers shall not, and shall instruct each of their respective representatives (including, without limitation, investment bankers, attorneys and accountants) not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person, other than Buyer and its representatives, concerning any sale of all or any substantial portion of the Division or the Division Assets, or any merger, consolidation, liquidation, dissolution or similar transaction involving the Division or the Acquired Subsidiaries (each such transaction being referred to herein as a "Proposed Acquisition Transaction"), PROVIDED that the definition of "Proposed Acquisition Transaction" does not include sales of substantially all of the stock or assets of MagneTek (PROVIDED that such sale shall not alter any Seller's obligations under this Agreement).

            (b) NOTIFICATION. MagneTek will promptly notify Buyer if any discussions or negotiations are sought to be initiated, any proposal is made, or any information is requested, in each case with respect to any Proposed Acquisition Transaction, and will notify Buyer of the terms of any proposal which it may receive in respect of any such Proposed Acquisition Transaction, including, without limitation, the identity of the prospective purchaser or soliciting party.

         5.9 ACCESS TO INFORMATION. From the date hereof through the Closing Date, Sellers shall, and shall cause their employees to, afford Buyer and its authorized representatives, during normal business hours and upon reasonable notice to Sellers in a manner which will not unduly interfere with the operation of the business of Sellers, complete access at all reasonable times to the Division and the Division Assets for the purpose of inspecting the same, and to the officers and employees of Sellers and the Subsidiaries, and shall furnish Buyer and its authorized representatives all financial, operating and other data and information as Buyer may reasonably request, except to the extent that such access would violate any governmental regulation, confidentiality agreement, claim of attorney-client privilege, law or order to which Sellers, any Subsidiary, their employees or the Division are subject.

         5.10 CONDUCT OF BUSINESS. From the date hereof through the Closing Date, Sellers shall, except as contemplated by this Agreement, or as consented to by Buyer in writing, operate the business of the Division in the ordinary course and substantially in accordance with past practice and will not take any action inconsistent with this Agreement. Without limiting the generality of the foregoing, as to the Division Sellers shall not, and Sellers shall cause each of the Acquired Subsidiaries not to, except as specifically contemplated by this Agreement:

            (a)     take any action that would require disclosure on
Schedule 3.17 had such action been taken prior to the date hereof;

            (b) create or incur any Liability of the Acquired Subsidiaries that is not a Division Liability;

            (c) take any other action (or omit to take any action) which would cause any representation or warranty of Sellers in this Agreement to be or become untrue in any material respect as of the Closing Date; or

            (d) enter into any agreement, or otherwise become obligated, to take any action prohibited hereunder.

         5.11 PAYMENT OF TAXES AND FEES. Sellers will timely pay all sales, use, transfer and recording Taxes with respect to the sale of the Stock and the Purchased Assets to Buyer. Buyer and Sellers shall share equally all notarial fees associated with the sale of the German Entities.

         5.12 CLOSURE/REMEDIATION OF LEER PAINT FACILITY. As soon as practicable after the date hereof, both before and after Closing, Sellers shall retain, at Sellers sole cost and expense, the services of an organization reasonably satisfactory to Buyer, to conduct the removal and disposal of all Substances located in the Paint Room at the Leer, Germany facility, including but not limited to any Substances contained in the paint booth and paint collection system in the Paint Room, or released from the paint booth and paint collection system into the soil or groundwater ("Paint Room Remediation"). Sellers acknowledge and agree that the Paint Room Remediation shall comply with all applicable German federal, state or local laws and regulations including, but not limited to, all laws and regulations pertaining to the release or disposal of Substances. Sellers shall complete the Paint Room Remediation no later than 120 days after Closing. The obligations set forth in this
Section 5.12 are in addition to, and not limited by, the indemnities contained in Section 9.3 of this Agreement.

                                   ARTICLE VI

                               COVENANTS OF BUYER

         Buyer hereby covenants and agrees with Sellers as follows:

         6.1 APPROVALS OF THIRD PARTIES. As soon as practicable after the date hereof, both before and after Closing, Buyer will use its reasonable efforts to assist Sellers to secure all necessary consents, approvals and clearances of third parties that have not been procured prior to Closing and that may be required to consummate the Transactions contemplated hereby and will otherwise use all reasonable efforts to cause the consummation of the Transactions in accordance with the terms and conditions of the Transaction Documents.

         6.2        ACCESS TO BOOKS AND RECORDS.

            (a) For a period of seven (7) years following the Closing, Buyer will retain all Records. During such period, Buyer will afford authorized representatives of Sellers (including its auditors) access to such Records at reasonable times and during normal business hours at the principal business office of the Division, or at such other location or locations at which such Records may be stored or maintained from time to time, and will permit such representatives to make abstracts from, or copies of, any of such Records, or to obtain temporary possession of any thereof as may be reasonably required by Sellers at such Sellers' sole cost and expense. During such period, Buyer will, at Sellers' expense (limited, however, to Buyer's reasonable out-of-pocket expenditures plus reimbursement for employee time on the basis set forth in
Section 6.2(b) below), cooperate with Sellers in furnishing information, evidence, testimony, and other reasonable assistance in connection with any action, proceeding, Tax audit, employee or labor dispute or investigation to which such Seller or any of its affiliates is subject relating to the Business or the Division. The term "Record" as used in this Section 6.2 shall include any data processing files or other computerized data.

            (b) If more than five (5) working days as to any particular matter is required to be expended by employees of Buyer and its Affiliates in responding to a request of any Seller under this Section 6.2, then Buyer's provision of such employees may be conditioned on Sellers' agreement to reimburse Buyer at reasonable per diem rates (calculated on a basis consistent with the labor rates applicable to such employees for other purposes) for the services of such employees; PROVIDED that no such reimbursement shall be required for the assistance of such employees in connection with any litigation or disputes for which Sellers are required to indemnify Buyer hereunder.

         6.3        EMPLOYEE BENEFIT MATTERS.

            (a) EMPLOYEE RETENTION. Buyer shall offer employment to commence as of the Closing Date to all Division Employees who are active employees of Sellers as of the close of business on the Closing Date (except for those Division Employees of Sellers who have received notice of termination from a Seller on or prior to the Closing Date), and shall set salaries, wages and employee benefits that, in the aggregate, are generally comparable in value to those provided to Transferred Employees by Sellers and the Acquired Subsidiaries as disclosed to Buyer, other than any retiree welfare benefits and other than those benefits provided to certain Division Employees as described in subsection (d) below; PROVIDED that nothing in this Agreement shall be construed as granting any Division

Employee any rights under this Agreement. Buyer has no present intention (subject to its discretion as to employee performance) to terminate the employment of any Transferred Employee within the sixty (60) days following the Closing Date, except for those employees who have received notice of termination on or prior to the Closing Date. Buyer also agrees to comply with the terms of the WARN Act and any analogous state and German law following the Closing Date, and shall be liable for and indemnify Sellers against all Liabilities, if any, under the WARN Act, and analogous state and German law arising out of the transaction contemplated by this Agreement with respect to a Transferred Employee.

            (b) EMPLOYEE BENEFIT PLANS. With respect to Buyer's benefit plans, Buyer shall grant all Transferred Employees from and after the Closing Date credit for all service with Sellers and their Affiliates and their respective predecessors prior to the Closing Date for purposes of eligibility to participate for which such service was recognized by Sellers and their Affiliates. Not later than January 1, 1995, Buyer shall establish a health plan for United States Transferred Employees which shall waive any exclusion or limitation with respect to pre-existing conditions and actively-at-work exclusions and shall provide that any expenses incurred by a United States Transferred Employee or his covered dependents during the plan year in which such plan is established shall be taken into account under such health plan for such plan year for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions. Buyer shall also cause its health plan to be responsible for all health benefit claims by United States Transferred Employees and their covered dependents for services rendered on or after the earlier of the date such plan is established or January 1, 1995.

            (c) VACATION, HOLIDAY, SICK AND SEVERANCE PAY. As of the Closing Date, Buyer shall assume the Division Liabilities for vacation, holiday, sick and severance pay to the extent such obligations are reflected in the Final Closing Balance Sheet with respect to all United States Transferred Employees.

            (d) TELEDYNE PENSION CREDITS. As soon as reasonably practicable after MagneTek's actuaries complete the actuarial determinations required for calculating the present value equivalent of the aggregate "Transition Credit Amounts" that would be credited to the "Retirement Accounts" of those Transferred Employees who are "Supplement C Participants" if such Transferred Employees had continued to accrue service and benefits after the Closing Date and through and including the last day of 1997 under the MagneTek FlexCare Plus Retirement Pension Plan as in effect on the date hereof (hereinafter referred to as the "MagneTek Pension Plan"), MagneTek shall pay such amount in cash to Buyer; PROVIDED that if Buyer disputes such amount in good faith, Buyer and Sellers shall negotiate in good faith to arrive at an amount reasonably acceptable to Sellers and Buyer. Provided that MagneTek pays to Buyer the amount set forth above, Buyer shall provide to those Transferred Employees who are "Supplement C Participants" (as identified by MagneTek in writing delivered to Buyer at the time of such payment) benefits in addition to those provided pursuant to Section 6.3(a), which in the aggregate preserve the substantive economic benefits provided to such Transferred Employees under Section C4.2 of the MagneTek Pension Plan. Nothing herein shall obligate Buyer to replicate the method of calculating "Transition Credit Amounts" or obligate Buyer to provide any benefits to "Supplement C Participants" within a tax-qualified retirement plan of Buyer. For purposes of this Section 6.3(d), the terms "Transition Credit Amounts," "Retirement Accounts" and "Supplement C Participants" shall have the meanings set forth for such terms in the MagneTek Pension Plan.

            (e) THIRD-PARTY BENEFICIARIES. No provision of this Section 6.3 shall create any third-party beneficiary rights in any Division Employee including, without limitation, any right to continued employment or employment in any particular position with Buyer for any specified period of time after the Closing Date.

         6.4 LETTERS OF CREDIT, ETC. Buyer shall secure replacements for the letters of credit, performance bonds and bank guarantees listed on Schedule
6.4 or alternative security satisfactory to the beneficiaries of such instruments (except for the Dresdner Bank guarantee relating to the Retained German Pension Liability).

         6.5 ACCOUNTS RECEIVABLE. Buyer agrees to promptly forward or cause to be forwarded to Sellers any and all proceeds from accounts receivable of Sellers that are unrelated to the Business or the Division and that are received by Buyer and the Division after the Closing Date. If, after the Closing Date, Buyer receives any payment from any person who at the time of such payment has outstanding Seller Accounts Receivable and Buyer Accounts Receivable and the payment (a) does not indicate whether it is in respect of Seller Accounts Receivable or Buyers Accounts Receivable or (b) indicates that it is in payment of both Seller Accounts Receivable and Buyer Accounts Receivable without specifying the portion to be allocated to each, then Seller and Buyer shall consult with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire Seller Accounts and Buyer Accounts Receivable in chronological order based upon the period of time such accounts receivable have been in existence.

         6.6        TAX MATTERS.

            (a) For any taxable period of the Acquired Subsidiaries ending on or after the Closing Date, Buyer shall timely prepare and file with the appropriate Governmental Authorities all Tax Returns required to be filed and will pay all Taxes due with respect to such Tax Returns; PROVIDED THAT Sellers shall be given a copy of such returns no later than thirty (30) days prior to the filing thereof and Buyer shall make such changes thereto as Sellers reasonably request prior to the filing thereof (unless Buyer reasonably determines any such change not to be appropriate under applicable law); PROVIDED, FURTHER, that Sellers will reimburse Buyer pursuant to Section 9.3(c) with respect to its portion of taxes due for the taxable periods covered by such Tax Returns, except that, if Buyer wrongfully fails to make changes in such Tax Returns that were reasonably requested by Sellers, then Sellers shall not be required to reimburse Buyer for such portion as would not have been payable had Buyer made such changes; PROVIDED, FURTHER, that if Buyer makes changes requested by Sellers and it is finally determined that such changes are improper under applicable law, Sellers shall remain liable for their portion of such Taxes under Section 9.3(c)(i)(1). For any taxable period of the Acquired Subsidiaries that ends before the Closing Date (including any portion of a taxable period includible in a combined, consolidated, unitary or similar return for a period prior to the Closing Date), Sellers shall timely prepare and file with the appropriate Governmental Authorities all Tax Returns required to be filed and will pay all Taxes due with respect to such Returns. Buyer and Sellers agree to cause the Acquired Subsidiaries to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the day preceding the Closing Date, unless the relevant Governmental Authority will not accept a Tax Return filed on that basis. Buyer and Sellers further agree to prepare the permanent records of the Sellers and the Acquired Subsidiaries in a manner that would result in the tax items of the Acquired Subsidiaries being included in the consolidated federal income Tax return of MagneTek for periods up to, but not after, the close of business on the day before the Closing Date.

            (b) Any refunds or credits of Taxes of the Acquired Subsidiaries paid with respect to taxable periods ending before the Closing Date shall be for the account of Sellers. Any refunds or credits of Taxes of the Acquired Subsidiaries paid with respect to taxable periods beginning on or after the Closing Date shall be for the account of Buyer. Any refunds or credits of Taxes of the Acquired Subsidiaries paid with respect to any Straddle Period shall be prorated between Sellers and Buyer. Buyer and Seller shall cooperate to effect the purposes of the foregoing provisions. Any amounts payable to Buyer or Sellers shall be net of any tax cost or benefit to the payor attributable to the receipt of such refund and/or the payment of such amounts; in no event shall such payment exceed the amount of the refund. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes attributable to Pre-Closing Tax Periods paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of
Section 9.3(c).

            (c) Sellers shall be responsible for filing any consolidated, combined or unitary Tax returns for periods prior to the Closing Date which are required as a result of examination adjustments made by the IRS or by the applicable state, local or foreign taxing authorities for such periods as finally determined. For those jurisdictions in which separate Tax Returns are filed by the Acquired Subsidiaries, any required returns resulting from such examination adjustments, as finally determined, shall be prepared by Sellers and furnished to Buyer or the Acquired Subsidiaries, as the case may be, for approval (which approval shall not be unreasonably withheld or delayed), signature and filing at least thirty (30) days prior to the due date for filing such returns.

            (d) Except as otherwise specifically provided for in this Agreement, all other Taxes shall be payable and be the responsibility of the party on whom such Taxes are imposed.

            (e) Sellers shall deliver to Buyer at the Closing (i) a "certification of non-foreign status" described in Treasury Regulation section 1.1445-2(a)(2) with respect to MagneTek and Tempe, and (ii) a certification of Deutschland that the stock of the German Entities does not constitute a "United States real property interest," in accordance with Treasury Regulation section 1.1445-2(c)(3).

            (f) Sellers shall cause the provisions of any Tax sharing agreement to which the Division or any Acquired Subsidiary is a party to be terminated no later than the close of business on the day preceding the Closing Date.

            (g) Buyer shall not, and shall cause its Affiliates not to, make an election pursuant to section 338 of the Code with respect to the purchase of the stock of the German Entities.

                                   ARTICLE VII

                      MUTUAL COVENANTS OF SELLERS AND BUYER

         Sellers and Buyer covenant and agree as follows:

         7.1        CONFIDENTIALITY.

            (a) Buyer acknowledges that the information being provided to it by Sellers is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate; PROVIDED, HOWEVER, that Buyer acknowledges that the Confidentiality Agreement will terminate only with respect to information relating solely to the Division Assets, the Division Liabilities or the Business; and PROVIDED, FURTHER, that Buyer acknowledges that any and all other confidential or proprietary information provided to it by Sellers or Sellers' representatives concerning Sellers shall remain subject to the terms and conditions of the Confidentiality Agreement after the date of the Closing.

            (b) Sellers and the Subsidiaries may have obtained confidential or proprietary information relating to the business, operations and assets of the Division. Following the Closing, Sellers and the Subsidiaries shall treat such information as confidential, preserve the confidentiality thereof, not duplicate or use such information, and instruct their employees who have had access to such information to keep confidential and not to use any such information unless such information (i) is now or is hereafter disclosed, through no act or omission of Sellers or the Subsidiaries, in a manner making it available to the general public or (ii) is required by law to be disclosed.

         7.2 ASSIGNMENT OF CONTRACTS AND RIGHTS. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or novate any Contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or novation thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Sellers thereunder, except to the extent such consent(s) have been obtained. With respect to any Government Contract or any claim, right or benefit arising thereunder or resulting therefrom, Buyer and Sellers each will use all reasonable efforts, both before and after Closing, to obtain the consent (including, without limitation, by way of novation) of the other parties to any such Contract for the assignment or novation thereof to Buyer with the release of Sellers (PROVIDED, HOWEVER, that the release of Sellers shall not be made a condition to obtaining such consent). With respect to any other Contract or any claim, right or benefit arising thereunder or resulting therefrom, to the extent requested by Buyer, Buyer and Sellers will use their respective reasonable best efforts, both before and after Closing, to obtain the consent of the other parties to any such Contract for the assignment or novation thereof to Buyer with the release of Sellers (PROVIDED, HOWEVER, that the release of Sellers shall not be made a condition to obtaining such consent). If any such consent is not obtained, or if an attempted assignment or novation of any such Contract would be ineffective or would materially adversely affect the rights of Sellers thereunder so that Buyer would not in fact receive all such rights, Sellers and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain substantially the same economic benefits that would be obtained under an assignment or novation thereof and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Sellers would enforce for the benefit of Buyer, with Buyer assuming Sellers' obligations, any and all rights of Sellers against a third party thereto. Sellers will promptly pay to Buyer when received all monies received by any Seller or its Affiliates under any Contract or any claim or right or any benefit arising thereunder not transferred pursuant to this Section 7.2, except to the extent the same represents a Non-Assigned Contract. Buyer's obligations in respect of such unassigned contracts shall be commensurate with the benefits thereof made available to Buyer pursuant to any arrangement referred to herein, and shall comprise Assumed Liabilities. Any contract as to which consent is obtained after the Closing Date shall thereafter comprise an Assigned Contract. The reasonable efforts required hereby shall not include any requirement to institute suit, to offer or grant financial accommodations or to assume additional Liabilities, except to the extent funded by Buyer.

         7.3 USE OF TRADEMARK AND TRADE NAMES. Notwithstanding anything to the contrary in this Agreement, Buyer may continue to use the name "MagneTek" and related trademarks, corporate names, and trade names incorporating "MagneTek," and the stylized "MagneTek" logos (i) in displays, signage and postings for the period after the Closing Date necessary to permit the reasonably prompt removal of such names, and only to the extent such displays, signage or postings exist on the Closing Date; (ii) for a period of two years, to state the Company's former affiliation with MagneTek (E.G., "formerly a division of MagneTek, Inc.") and (iii) to the extent any such trade names, trademarks, service marks or logos appear on stationery, packaging materials, supplies or inventory on hand as of the Closing Date or on order at the time of the Closing, until such is exhausted.

         7.4 NOTIFICATION OF CERTAIN MATTERS. From the date hereof through the Closing Date, Sellers shall give prompt notice to Buyer and Buyer shall give prompt notice to Sellers of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of Sellers' or Buyer's respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect as of the date hereof or Closing Date and (b) any material failure of any of Sellers or Buyer to comply with or satisfy any of its respective covenants, conditions or agreements to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement, or to satisfy any condition.

         7.5 FURTHER ASSURANCES. Each of the parties hereto agrees, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the Transactions, and (iii) to cooperate with each other in connection with the foregoing and with the fulfillment of all conditions to this Agreement.

         7.6 PROFITS OF GERMAN ENTITIES. The parties agree that, subject to the provisions of Sections 1.5(a) and 2.3, Buyer shall be entitled to any profits (within the meaning of German law) of the German Entities that have not been distributed to the shareholders or otherwise disbursed prior to the Closing Date.

         7.7 GERMAN SHARE TRANSFER MATTERS. The parties to this Agreement acknowledge that the acquisition of the shares of the German Entities by Buyer will require the prior approval of the Bundeskartellamt (German Federal Cartel Office) as provided for under German antitrust laws and that any agreements creating an obligation of Buyer to acquire the shares, and the consummation of such Agreement, would be null and void without such prior approval. The parties therefore acknowledge that this Agreement, to the extent that it relates to the German Entities, is subject to the condition precedent of the Bundeskartellamt giving its consent to the conclusion and consummation of the purchase of the German Entities by Buyer, or the Bundeskartellamt declaring that reasons to prohibit the purchase of the German Entities by Buyer do not exist, PROVIDED that the German Share Transfer Agreement attached hereto as Exhibit B (the "German Share Transfer Agreement") will be executed as soon as practicable after the execution of this Agreement. Furthermore, Sellers agree to support Buyer in any reasonable respect and as may be required in order to obtain the approval of the German Federal Cartel Office. With respect to the German Entities, Deutschland shall, as soon as practicable after the execution of this Agreement, irrevocably authorize certain of the partners of the Hamburg law firm Schon Nolte Finkelnburg & Clemm, or such other person or persons as are reasonably acceptable to Buyer, to sign in its name and on its behalf a duly notarized copy of the German Share Transfer Agreement. The German Share Transfer Agreement shall be executed as soon as practicable after the signing of this Agreement before a Hamburg notary chosen by Buyer.

         7.8        AGREEMENTS PERTAINING TO RETAINED GERMAN PENSION LIABILITY.
While the Retained German Pension Liability is a Retained Liability, it is agreed and understood that it will remain a liability of EuroAtlas, and that MagneTek's indemnification obligation to Buyer shall arise only as and when payments owed to Mr. Heusinger become due pursuant to the terms of such Liability. MagneTek agrees to maintain the existing letter of credit or to replace or back it with a similar letter of credit such that (i) the terms of the Retained German Pension Liability are fulfilled and (ii) any exposure to EuroAtlas is either nonexistent or supported in full by a corresponding obligation of MagneTek or a Subsidiary; and MagneTek shall cause such letter of credit to be increased in amount as may be required by applicable law or in order to comply with clause (ii) of this sentence. It is further understood that MagneTek shall be permitted to conduct negotiations with Mr. Heusinger looking to eliminate the Retained German Pension Liability (and related letter of credit) from the books of EuroAtlas and to replace the same with any arrangement satisfactory to Mr. Heusinger, and that Buyer will cause EuroAtlas to provide all reasonable cooperation in connection with such effort, PROVIDED it remains free from any obligation as to the Retained German Pension Liability.

                                  ARTICLE VIII

                   CLOSING; CONDITIONS PRECEDENT; RISK OF LOSS

         8.1 DATE AND PLACE OF CLOSING. Subject to satisfaction or waiver of the conditions to the obligations of the parties, the purchase and sale of the Stock and the Purchased Assets pursuant to this Agreement shall be consummated at a closing (the "Closing") to be held in the offices of Cahill, Gordon & Reindel, Eighty Pine Street, New York, NY 10005, at 10:00 A.M. Eastern Standard Time, on November 22, 1994 (the "Closing Date"). Title to the Stock and the Purchased Assets shall be deemed to have passed from Sellers to Buyer as of 12:01 a.m., California time, on the Closing Date.

         8.2 SELLERS' PERFORMANCE. At the Closing, concurrently with performance by Buyer of its obligations to be performed at the Closing:

            (a) CONVEYANCES. Sellers shall execute and deliver to Buyer, in form and substance acceptable to Buyer, (i) a combined bill of sale and Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit C conveying to Buyer all items of personalty and rights under Assigned Contracts included among the Purchased Assets and providing for the assumption by Buyer of the Assumed Liabilities, and (ii) all other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in Buyer all of Sellers' right, title and interest in the Purchased Assets. If requested by Buyer, such documents shall be in a form suitable for recording.

            (b) RECORDS. Sellers shall deliver to Buyer all Records included in the Division Assets.

            (c) OPINIONS OF SELLERS' COUNSEL. Buyer shall have received an opinion from Gibson, Dunn & Crutcher, counsel for Sellers, dated the Closing Date, and from Samuel A. Miley, Vice President, Secretary and General Counsel to MagneTek, each in form and substance reasonably acceptable to Buyer (and on which Buyer's lenders will be entitled to rely).

            (d) CONSENTS. Sellers shall deliver to Buyer the consents and approvals required to be obtained by Sellers and set forth on Schedule 3.5.

            (e) STOCK. Sellers shall deliver to Buyer certificates representing the Stock (to the extent certificated), duly endorsed or accompanied by stock powers duly executed in blank and otherwise in a form acceptable for transfer on the books of each of the Company and the German Entities, and any documents that are necessary for the transfer to

Buyer of good title to the Stock, with any requisite transfer tax or stamps attached or provided for.

            (f) NOTICE TO GERMAN COUNSEL. Sellers shall deliver to Buyer or to a party designated by Buyer the notice contemplated in Section 4 of the German Share Transfer Agreement to the effect that the Purchase Price has been received by Sellers.

            (g) CHARTER DOCUMENTS. Sellers shall deliver to Buyer a copy of the Articles of Incorporation (or the foreign equivalent thereof) of each Acquired Subsidiary with all amendments thereto, a copy of the bylaws (or the foreign equivalent thereof) of each of the Acquired Subsidiaries as amended through the Closing Date, certified by the secretary (or closest German equivalent) of each respective Acquired Subsidiary, and all corporate minute books and stock records of the Company, and certificates of good standing (or the foreign equivalent thereof) for the jurisdiction of incorporation of each Acquired Subsidiary and each jurisdiction where each Acquired Subsidiary is qualified to do business, as a foreign corporation, each of which shall be certified as of a date within ten (10) days prior to the Closing Date by the Secretary of State (or the foreign equivalent thereof reasonably acceptable to Buyer) of the jurisdictions of incorporation and qualification.

            (h) RELEASES OF LIENS. Sellers shall deliver to Buyer executed releases by the appropriate creditors of any and all liens or other Encumbrances (other than Permitted Encumbrances) on any of the Division Assets or the Stock.

         8.3 BUYER'S PERFORMANCE. At the Closing, concurrently with the performance by Sellers of their obligations to be performed at the Closing, Buyer shall:

            (a) PURCHASE PRICE. Deliver to Sellers the Purchase Price by wire transfer specified in Section 2.4.

            (b) ASSIGNMENT AND ASSUMPTION AGREEMENT. Execute and deliver to Sellers the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit C.

            (c) OPINION OF COUNSEL TO BUYER. Sellers shall have received an opinion from Latham & Watkins, counsel for Buyer, dated the Closing Date, in form and substance reasonably acceptable to Sellers.

            (d) RELEASE OF LETTERS OF CREDIT, ETC. Buyer shall have obtained replacement letters of credit for, or alternative security satisfactory to the beneficiaries of, the letters of credit, performance bonds and bank guarantees of Sellers with respect to the Division set forth on Schedule 6.4 (other than the Dresdner Bank guaranty relating to the Retained German Pension Liability).

            (e) CONSENTS. Buyer shall deliver to Sellers evidence of the clearance required from the German Federal Cartel Office.

         8.4 OTHER INSTRUMENTS AND ACTIONS. In addition to the foregoing, Buyer and Sellers agree as follows:

            (a) FURTHER ACTION BY SELLERS. At any time and from time to time, at or after the Closing, upon request of Buyer, Sellers shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required in order to vest in and confirm to Buyer full and complete title to, possession of, and the right to use and enjoy, the Stock and the Purchased Assets.

            (b) FURTHER ACTION BY BUYER. At any time and from time to time, at or after the Closing, upon request of Sellers, Buyer shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts and assurances as may reasonably be required in order to better assure and confirm to Sellers the assumption by Buyer of the obligations to render performance which are to be assumed by Buyer pursuant to this Agreement.

         8.5 CONDITIONS TO SELLERS' OBLIGATIONS. The obligations of Sellers to effect the Closing are subject, in the discretion of Sellers, to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived by Sellers:

            (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing, and Buyer shall have performed and satisfied all material agreements and covenants required hereby to be performed by Buyer prior to the Closing.

            (b) NO PROCEEDINGS, LITIGATION OR LAWS. No action by any governmental authority of competent jurisdiction or other Person shall have been instituted which would reasonably be expected to materially damage any Seller if the transactions contemplated hereunder are consummated.

            (c) CERTIFICATES. Buyer shall furnish Sellers with such certificates of its duly authorized officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Sellers.

            (d) CORPORATE DOCUMENTS. Sellers shall have received from Buyer resolutions adopted by the board of directors of Buyer approving this Agreement, the Transaction Documents and the Transactions, certified by Buyer's corporate secretary.

            (e) CONSENTS. All governmental consents necessary (except for Government Contract assignment or novation) to effect the Closing shall have been obtained.

            (f) OTHER AGREEMENTS. Buyer shall have executed and delivered the Transaction Documents in the forms attached as exhibits hereto or in forms mutually acceptable to Sellers and Buyer.

            (g) OFFICERS CERTIFICATES. Sellers shall have received Certificates in the form of Exhibit D hereto from each of Messrs. Kahrs, Dotson and Menken.

         8.6 CONDITIONS TO BUYER'S OBLIGATIONS. The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived by Buyer:

            (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing, and Sellers shall have performed and satisfied all material agreements and covenants required hereby to be performed by them prior to the Closing.

            (b) CONSENTS; ASSIGNMENT. All governmental consents necessary to effect the Closing and for the operation of the business by Buyer shall have been obtained except for novations required to be obtained from the U.S. Government or any agency thereof in connection with a Government Contract. All Contracts to which a Seller is a party that are material to the Division (and all Contracts of an Acquired Subsidiary that are material to the Division and that require a consent upon a change of control of such Acquired Subsidiary), including, without limitation, all of the Contracts set forth on Schedules 1.1J or 3.7 hereto either (A) shall have been validly assigned to Buyer, which assignments shall be reasonably acceptable to Buyer with consents and approvals required from third parties having been obtained, or (B) shall have been treated pursuant to Section 7.2 such that Buyer would obtain substantially the same economic benefits that would be obtained under an assignment thereof.

            (c) NO PROCEEDINGS OR LITIGATION. No action by any governmental authority of competent jurisdiction or other Person shall have been instituted which would reasonably be expected to materially damage Buyer if the transactions contemplated hereby are consummated.

            (d) CERTIFICATES. Sellers shall furnish Buyer with such certificates of its duly authorized officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer.

            (e) CORPORATE DOCUMENTS. Buyer shall have received from Sellers resolutions adopted by the boards of directors of Sellers (except for Deutschland) approving this Agreement, the Transaction Documents and the Transactions, certified by each Seller's corporate secretary, as applicable.

            (f) OTHER AGREEMENTS. Sellers shall have executed and delivered the Transaction Documents in the forms attached as exhibits hereto or in forms mutually satisfactory to Sellers and Buyer.

            (g) GERMAN FEDERAL CARTEL OFFICE APPROVAL. Buyer shall have received all requisite clearances from the German Federal Cartel Office.

         8.7 RISK OF LOSS. If any material portion of the Division Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, Sellers shall give written notice to Buyer as soon as practicable after, but in any event within five (5) calendar days of, discovery of such damage or destruction, including specification of the amount of insurance, if any, covering such Division Assets and the amount, if any, which Sellers are otherwise entitled to receive as a consequence of such damage or destruction. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to Sellers within ten (10) calendar days after receipt of Sellers' notice or if there are not ten (10) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting such Division Assets in their destroyed or damaged condition in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss, or the cash equivalent thereof, and to such indemnification for any uninsured portion of such loss pursuant to Article IX, and the full Purchase Price shall be paid for such Division Assets,
(b) excluding such Division Assets from this Agreement, in which event the Purchase Price shall be reduced by the amount allocated to such Division Assets, as mutually agreed between Sellers and Buyer or (c) after providing Sellers with a reasonable opportunity to cure, terminating this Agreement in accordance with
Section 10.1 if such damage or destruction has a Material Adverse Effect.

                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

         9.1        EXPENSES AND LOSSES.   For purposes of this Article IX, the
following definitions shall apply:

            "EXPENSES" shall mean any and all reasonable out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding in connection with any matter indemnified against (including, without limitation, the reasonable out of pocket fees and expenses of legal-counsel).

            "LOSSES" shall mean any and all losses, costs, obligations, settlements, payments, fines, penalties, expenses, awards or judgments.

         9.2 BASKET FOR INDEMNIFICATION. Except with respect to Liabilities described in Subsections 9.3(a) and 9.4(a), with respect to which the obligation to indemnify shall be absolute, neither Sellers nor Buyer will be responsible for indemnifying the other Sellers or Buyer, as the case may be, for any Losses or Expenses until the aggregate of all such Losses and Expenses exceed $500,000 (and then only to the extent of any such excess).

         9.3 INDEMNIFICATION BY SELLERS. Sellers agree, jointly and severally, to indemnify and hold harmless Buyer and its officers, directors, employees, agents, investors and Affiliates from and against any and all Losses and Expenses in connection with or arising from (i) the Liabilities set forth in Section 9.3(a) below and
(ii) subject to the limitations of Section 9.3(b), any breach or inaccuracy of any representation, warranty, covenant or agreement set forth in any of the Transaction Documents (including any certificates delivered pursuant thereto):

            (a) Sellers' indemnification with respect to the following Liabilities (whether arising in connection with an Acquired Subsidiary or a Division Asset) shall not be limited in either amount or time (except as otherwise set forth in Section 9.3(b) with respect to indemnification pursuant to clause (vii) below):

                    (i) TAXES. Any Liability for Taxes for which Buyer is indemnified pursuant to Section 9.3(c).

                    (ii)      FINANCING OBLIGATIONS.  Any Financing Obligations.

                    (iii) EMPLOYEE BENEFITS-RELATED. All Liabilities (other than Liabilities for benefits accrued on the Final Closing Balance Sheet or otherwise expressly assumed hereunder) under, relating to or arising in connection with any Employee Plan or ERISA Affiliate Plan, including without limitation (1) any Losses or Expenses or commitment to, or offset in favor of, any Governmental Authority and (2) any refusal of any Governmental Authority to reimburse Buyer fully for costs of any employee benefit plan or benefit arrangement maintained or contributed to by Buyer which costs are allocable to flexibly priced contracts with any such Governmental Authority to the extent that such refusal is related to the closure, termination, or funding status of any Employee Plan or ERISA Affiliate Plan.

                    (iv) LIABILITIES UNRELATED TO THE BUSINESS. Any and all Liabilities of Sellers or any of their affiliates of any kind, character or description, that are not attributable to the Division or the Division Assets, including, without limitation, all Controlled Group Liabilities.

                    (v) LIABILITIES RELATING TO THE RETAINED ASSETS. All claims against and obligations of Sellers under the Non-Assigned Contracts and all other Liabilities of Sellers relating to the Retained Assets.

                    (vi) PENDING OR THREATENED LITIGATION OR KNOWN DISPUTES. All Pending or Threatened Litigation.

                    (vii) ENVIRONMENTAL LIABILITIES. All Liabilities relating to Pre-Closing Environmental Matters, subject to the provisions of
Section 9.3(b) and Section 9.3(d).

                    (viii) OTHER RETAINED LIABILITIES. All other Retained Liabilities, including without limitation the Retained German Pension Liability.

            (b) Except as set forth below, other than matters that are also subject to indemnification under Section 9.3(a), Sellers' indemnification with respect to any breach or inaccuracy of any representation, warranty, covenant or agreement ("Buyer's General Claims") shall be limited to claims made or identified to Sellers with reasonable specificity within a period of two (2) years after Closing. Sellers' indemnification for claims arising under Sections 9.3(a)(vii) and 9.3(d) ("Buyer's Environmental Claims") shall be limited to claims made or identified to Sellers with reasonable specificity within a period of five (5) years after the Closing. Notwithstanding the foregoing, Buyer's General Claims, insofar as any thereof pertain to a claimed breach of the representations made in Section 3.16, shall be limited to claims made or identified to Sellers with reasonable specificity prior to the expiration of the statute of limitations applicable to the taxable period of Sellers (or the portion thereof) ending the day before the Closing Date, which limitation shall not be extended by any extension or waiver thereof not effected by MagneTek or a then-existing Subsidiary thereof. Sellers' liability for Buyer's General Claims and Buyer's Environmental Claims shall be limited to an aggregate amount of $12,000,000 in respect of all such Claims.

            (c)     TAX INDEMNIFICATION.

                    (i) Subject to the terms and conditions of this Article IX, Sellers shall indemnify Buyer and its Affiliates (including the Acquired Subsidiaries) and each of their respective officers, directors, employees and agents and hold them harmless from (1) all liability for Taxes of Sellers and the Acquired Subsidiaries for Pre-Closing Tax Periods (as defined below);
(2) all liability for Taxes incurred as a result of actions outside the ordinary course of business taken by the Sellers or the Acquired Subsidiaries at the direction of Sellers on the Closing Date; (3) all liability of the Acquired Subsidiaries for Taxes of any person as defined in section 7701(a)(1) of the Code (other than the MagneTek Group) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, except for such liabilities and agreements as may have been incurred or entered into in the ordinary course of business and which in the aggregate are not material in amount; (4) all liability for Taxes incurred as a result of any income or gain restored to the income of the Company under the consolidated return rules of Treas. Reg. Section 1.1502-13, -13T, -14, -14T or -19 by reason of the Company ceasing to be a member of the MagneTek Group; and (5) all liability for Expenses incurred with respect to any item indemnified pursuant to clauses (1) through (4). "Pre-Closing Tax Period" shall mean any taxable period ending before the Closing Date and the portion ending at the close of business the day preceding the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

                    (ii) Buyer shall indemnify Sellers and their Affiliates and each of their respective officers, directors, employees and agents, and hold them harmless from (1) all liability for Taxes of Buyer and the Acquired Subsidiaries for any taxable period ending on or after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case Buyer's indemnity will cover only that portion of any such Taxes that are not for the Pre-Closing Tax Period), and (2) all liability for Expenses incurred with respect to any item indemnified pursuant to clause (1).

                    (iii) In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the Taxes of Sellers and the Acquired Subsidiaries, for the portion of the Straddle Period that constitutes a Pre-Closing Tax Period, shall be computed as if such taxable period ended as of the close of business on the day preceding the Closing Date. Sellers' obligation to indemnify Buyer pursuant to clause (a)(i) of the first sentence of this Section 9.3(c) with respect to Taxes for a Straddle Period shall be limited to an amount equal to the excess of (x) Taxes for the portion of the Straddle Period that constitutes a Pre-Closing Tax Period (as calculated pursuant to the preceding sentence) over (y) (A) the amount of Taxes for the Straddle Period paid, or provided for through estimated Taxes or deposits paid, at any time by a Seller, plus (B) the amount of such Taxes paid or provided for through estimated Taxes or deposits paid by Sellers or the Acquired Subsidiaries on or prior to the Closing Date. Sellers shall pay such excess to Buyer within thirty (30) days after the Tax Return for such Straddle Period (other than a Tax Return with respect to estimated Tax) is filed (or required to be filed, if later).

                    (iv) At least thirty (30) days prior to the filing by Buyer or any of the Acquired Subsidiaries of a Tax Return for a Straddle Period, Buyer shall notify MagneTek of any amount payable by any Seller calculated in accordance with this Section 9.3(c) and shall provide MagneTek with reasonably detailed computations to support the amount notified. Sellers shall pay to Buyer the amount within thirty (30) days after the Tax Return for the Straddle Period (other than a Tax Return with respect to estimated Taxes) is filed or required to be filed, if later, except to the extent such amounts would not have been payable had Buyer not wrongfully failed to make changes to the Tax Return required to be made pursuant to Section 6.6(a). The amount payable by Sellers or Buyer, as the case may be, pursuant to this paragraph shall be adjusted to reflect any final determination with respect to Taxes for a Straddle Period and payments between Sellers and Buyer to reflect such adjustments shall be made if necessary. Such adjustments and any resulting payments shall be made within sixty (60) days of such final determination. Buyer and Sellers acknowledge that, except to the extent otherwise provided in this Agreement, they have no obligation to indemnify each other for any Taxes other than as specifically provided in this Section 9.3(c).

                         (A)  If a claim (including an informal or proposed
claim) shall be made by any Tax authority, which, if successful, might result in an indemnity payment to any Person hereunder (a "Tax Indemnitee"), the Tax Indemnitee shall promptly notify the party against whom indemnification is or may be sought (the "Tax Indemnitor") in writing of such claim (a "Tax Claim"). If notice of a Tax Claim is not given to the Tax Indemnitor within a sufficient period of time to allow the Tax Indemnitor to effectively contest such Tax Claim, or in reasonable detail to apprise the Tax Indemnitor of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, the Tax Indemnitor shall not be liable to the Tax Indemnitee to the extent that the Tax Indemnitor's ability to effectively contest such Tax Claim is actually prejudiced as a result thereof (without consideration of the merits of the claim or the Tax Indemnitor's potential arguments against such claim).

                         (B)  With respect to any Tax Claim, the Tax Indemnitor
shall control all proceedings taken in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner, PROVIDED, HOWEVER, that the Tax Indemnitor shall not settle or compromise a Tax Claim without giving thirty
(30) days prior notice to the Tax Indemnitee, and without the Tax Indemnitee's consent, which shall not be unreasonably withheld or delayed. The Tax Indemnitee, and each of its Affiliates, shall cooperate with the Tax Indemnitor in contesting any Tax Claim, which cooperation shall include, without limitation, the filing of amended Tax Returns or claims for refund, the execution of settlement documents, the retention and (upon the Tax Indemnitor's request) the provision to Tax Indemnitor of Records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

            (d) INDEMNIFICATION FOR PRE-CLOSING ENVIRONMENTAL MATTERS. In the event that Buyer becomes aware of any action, proceeding, investigation or claim relating to any Pre-Closing Environmental Matter (a "Pre-Closing Environmental Proceeding"), notice thereof shall be given to Sellers as promptly as practicable. Buyer will use its reasonable best efforts to provide notice of Pre-Closing Environmental Proceedings to Sellers as promptly as practicable so that Sellers can take control of the defense and investigation thereof, if they so elect, in accordance with this Section 9.3(d); PROVIDED that the failure of Buyer to give timely notice hereunder shall not affect rights of any indemnified person to indemnification hereunder, to the extent that Sellers have not suffered actual damage caused by such failure. After receipt of notice of a Pre-Closing Environmental Proceeding, if Sellers acknowledge in writing to Buyer that Sellers shall be obligated under the terms of their indemnity hereunder in connection with such matter, then Sellers shall be entitled, if they so elect:
(i) to take control of the defense and investigation of such matter; and (ii) to employ and engage attorneys and consultants of their own choice to handle and defend the same, at Sellers' cost, risk and expense. However, in connection with such matters, Sellers may not compromise or settle any claims or admit any liability on behalf of any Indemnified Person, contractually bind any Indemnified Person, or conduct or enter into any agreement to conduct any investigation, remedial action or other action at or under any Facility without the written consent of Buyer, such consent not to be unreasonably withheld. If Sellers have taken control of a matter, they will keep Buyer reasonably informed of the progress of any such investigation, defense, compromise or settlement of such matter. In the event Sellers notify Buyer of their intent to take control of a Pre-Closing Environmental Proceeding, Sellers shall have no further obligation to indemnify Buyer or any other Indemnified Person with respect to any expenses voluntarily incurred by such other Indemnified Person in connection with such matter after the date on which Sellers take control of such matter, except to the extent that such expenses were necessary to mitigate further damages or to comply with any Environmental Law and Sellers have failed to take appropriate measures to ensure such compliance or mitigation of damages (as applicable).

         Buyer shall cooperate in all reasonable respects with Sellers and their attorneys in the investigation and defense of such matter; and Buyer may, at its own cost, participate in the investigation and defense of such matter. In connection with Sellers' control of any Pre-Closing Environmental Proceeding, Buyer shall: (i) afford Sellers and their authorized representatives, during normal business hours and upon reasonable notice to Buyer, access to any Facility and to officers and employees of Buyer to the extent reasonably necessary for Sellers to defend or investigate such matter, and (ii) furnish Sellers and their authorized representatives all non-privileged relevant data and information which they may reasonably request. Sellers will not utilize their rights of access and right to information in a manner that unreasonably interferes with or interrupts the operations of the affected Facility or the Division, and will take all actions reasonably necessary to minimize disruption of the operations of Buyer.

         If Sellers fail to take control of a Pre-Closing Environmental Proceeding within fifteen (15) calendar days after receipt of the notice of a Pre-Closing Environmental Proceeding, Buyer will (upon delivering notice to such effect to Sellers) have the right to undertake the investigation, defense, compromise or settlement of such matter and Sellers shall have the right to participate therein at their own cost. If Buyer takes control of the matter, Buyer will keep Sellers reasonably informed of the progress of such matter. If an action, proceeding, investigation or claim concerns both a Pre-Closing Environmental Matter and another matter arising from events occurring after Closing for which Sellers are not liable or otherwise responsible under this Agreement, Sellers may assume control of that portion of the matter concerning a Pre-Closing Environmental Matter in accordance with the provisions stated above, and shall not be obligated to respond to or contribute to the cost of responding to the remaining portion of the matter which does not relate to a Pre-Closing Environmental Matter. In such instances where each of Buyer and Sellers is in control of a portion of a matter, each of Buyer and Sellers shall in good faith attempt to agree upon an appropriate allocation of the costs of responding to such matter and an appropriate arrangement for communicating with governmental authorities and other persons and for otherwise cooperating in the response to such matter.

         9.4 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold harmless the Sellers and their officers, directors, employees, investors and Affiliates from and against any and all Losses and Expenses in connection with or arising from the following subject to such limitations as to time and amount as may be set forth for any category of Liabilities below:

            (a) Buyer's indemnification with respect to Division Liabilities, Taxes as set forth in Section 9.3(c), amounts to be paid by Buyer pursuant to Section 5.6(c)(ii) relating to COBRA Continuation Coverage during the Transition Period, and all liabilities for fees and expenses to the extent expressly assumed by Buyer hereunder, shall not be limited in either amount or time.

            (b) Buyer's indemnification with respect to any breach or inaccuracy of any representation, warranty, covenant or agreement of Buyer ("Sellers' General Claim") shall be limited to claims made or identified to Buyer with reasonable specificity within a period of two (2) years after Closing. Buyer's indemnification for Post-Closing Environmental Matters shall be limited to claims made with reasonable specificity within a period of five (5) years after the Closing. Buyer's liability for Sellers' General Claims and for Post-Closing Environmental Matters shall be limited to an aggregate amount of $12,000,000 in respect of all such claims.

            (c) INDEMNIFICATION FOR POST-CLOSING ENVIRONMENTAL MATTERS. In the event that any Seller becomes aware of any action, proceeding, investigation or claim relating to any Post-Closing Environmental Matter (a "Post-Closing Environmental Proceeding"), notice thereof shall be given to Buyer as promptly as practicable. Each Seller will use its reasonable best efforts to provide notice of Post-Closing Environmental Proceedings to Buyer as promptly as practicable so that Buyer can take control of the defense and investigation of such claims, if it so elects, in accordance with this Section 9.4(c); PROVIDED that the failure of Sellers to give timely notice hereunder shall not affect rights of any indemnified person to indemnification hereunder, to the extent that Buyer has not suffered actual damage caused by such failure. After receipt of notice of a Post-Closing Environmental Proceeding, if Buyer acknowledges in writing to Sellers that Buyer shall be obligated under the terms of its indemnity hereunder in connection with such matter, then Buyer shall be entitled, if it so elects: (i) to take control of the defense and investigation of such matter; and (ii) to employ and engage attorneys and consultants of their own choice to handle and defend the same, at Buyer's cost, risk and expense. However, in connection with such matters, Buyer may not compromise or settle any claims or admit any liability on behalf of any Indemnified Person, contractually bind any Indemnified Person, or conduct or enter into any agreement to conduct any investigation, remedial action or other action at or under any relevant facility then used by a Seller without the written consent of Sellers, such consent not to be unreasonably withheld. If Buyer has taken control of a matter, it will keep Sellers reasonably informed of the progress of any such investigation, defense, compromise or settlement of such matter. In the event Buyer notifies Sellers of its intent to take control of a Post-Closing Environmental Proceeding, Buyer shall have no further obligation to indemnify Sellers or any other Indemnified Person with respect to any expenses voluntarily incurred by such other Indemnified Person in connection with such matter after the date on which Buyer takes control of such matter, except to the extent that such expenses were necessary to mitigate further damages or to comply with any Environmental Law and Buyer has failed to take appropriate measures to ensure such compliance or mitigation of damages (as applicable).

         Sellers shall cooperate in all reasonable respects with Buyer and its attorneys in the investigation and defense of such matter; and each Seller may, at its own cost, participate in the investigation and defense of such matter.
In connection with Buyer's control of any Post-Closing Environmental Proceeding, each Seller shall: (i) afford Buyer and its authorized representatives, during normal business hours and upon reasonable notice to Sellers, access to any relevant facility then used by a Seller and to officers and employees of Sellers to the extent reasonably necessary for Buyer to defend or investigate such matter, and (ii) furnish Buyer and its authorized representatives all non-privileged relevant data and information which it may reasonably request. Buyer will not utilize its rights of access and right to information in a manner that unreasonably interferes with or interrupts the operations of the affected facility (if used by a Seller) or the business of Sellers, and will take all actions reasonably necessary to minimize disruption of the operations of Sellers.

         If Buyer fails to take control of a Post-Closing Environmental Proceeding within fifteen (15) calendar days after receipt of the notice of a Post-Closing Environmental Proceeding, Sellers will (upon delivering notice to such effect to Buyer) have the right to undertake the investigation, defense, compromise or settlement of such matter and Buyer shall have the right to participate therein at its own cost. If Sellers take control of the matter, Sellers will keep Buyer reasonably informed of the progress of such matter. If an action, proceeding, investigation or claim concerns both a Post-Closing Environmental Matter and another matter arising from events occurring prior to or after Closing for which Buyer is not liable or otherwise responsible under this Agreement, Buyer may assume control of that portion of the matter concerning a Post-Closing Environmental Matter in accordance with the provisions stated above, and shall not be obligated to respond to or contribute to the cost of responding to the remaining portion of the matter which does not relate to a Post-Closing Environmental Matter. In such instances where each of Sellers and Buyer is in control of a portion of a matter, each of Sellers and Buyer shall in good faith attempt to agree upon an appropriate allocation of the costs of responding to such matter and an appropriate arrangement for communicating with governmental authorities and other persons and for otherwise cooperating in the response to such matter.

         9.5        NOTICE OF LOSS.  Subject to the provisions of
Sections 9.3(c), 9.3(d) and 9.4(c) (which shall govern in lieu of Sections 9.5 and 9.6 with respect to all matters covered thereby) if a claim for indemnification hereunder (a "Claim") is to be made by an Indemnified Party, such Indemnified Party shall give written notice (a "Claim Notice") to the Indemnifying Party as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to any Expense or Loss for which indemnification may be sought under this Article IX. If any lawsuit or enforcement action is filed against any Indemnified Party hereunder, notice thereof (a "Third Party Notice") shall be given to the Indemnifying Party as promptly as practicable (and in any event within thirty (30) calendar days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure.

         9.6 DEFENSE OF CLAIMS. Except as otherwise set forth in Sections 9.3(c), 9.3(d) and 9.4(c), after receipt of a Claim Notice or a Third Party Notice, if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Indemnifying Party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice (such counsel to be reasonably acceptable to the Indemnified Party) to handle and defend the same, at the Indemnifying Party's cost, risk and expense (unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such

Indemnified Party that are different from or additional to those available to the Indemnifying Party), and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; and the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall also cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice or the Third Party Notice, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim and the Indemnifying Party shall have the right to participate therein at its own cost; PROVIDED, HOWEVER, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

         9.7        INDEMNIFICATION RELATING TO CERTAIN PRODUCT-RELATED MATTERS.
Sellers and Buyer agree that notwithstanding the fact that it is not included on
Schedule 3.8, the matters referred to on Schedule 3.22 (hereinafter, the "Product Failure") will be treated as a Retained Liability for which Buyer is indemnified in full under Section 9.3(a) in the same manner as a threatened litigation. Notwithstanding the foregoing, even if there shall not have been a Claim (within the meaning of Section 9.5) in respect thereof, Sellers shall be entitled to take commercially reasonable measures to obviate, reduce or mitigate any liability relating to the Product Failure, including, without limitation, the issuance of any recall notice or provision of replacement parts and labor, all at its own expense and after reasonable notice to Buyer. In addition, to the extent Sellers wish to pursue any claim against a manufacturer in respect of the Product Failure, any amounts recovered therefrom shall be considered Retained Assets, and Buyer shall provide reasonable cooperation, including serving as a nominal plaintiff, subject to the provisions of Section 6.2(b) hereof. In the event of a Claim (within the meaning of Section 9.5), the provisions of Section 9.6 hereof shall apply; however, the existence of one or more Claims shall not diminish Sellers' right to take commercially reasonable prophylactic measures as referred to above.

         9.8        LOSSES NET OF INSURANCE, TAXES.

            (a) The amount of any Loss for which indemnification is provided under this Article IX shall be net of any amounts recovered or recoverable by the Indemnified Person under insurance policies, or in the form of a refund of Taxes or a reduction in Taxes otherwise payable, with respect to such Loss.

            (b) The parties hereto agree that, from and after the Closing, the indemnification provisions of this Article IX are intended to provide the exclusive remedy as to all Losses that either may incur arising from or relating to the Transactions, and each party hereby waives, to the extent it may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.1       TERMINATION.

            (a) TERMINATION. This Agreement may be terminated at any time prior to Closing:

                    (i)  by mutual written consent of Buyer and Sellers;

                    (ii) by Buyer or Sellers if the Closing shall not have occurred on or before December 31, 1994; PROVIDED, HOWEVER, that if Buyer or Sellers have the right to terminate this Agreement under clause (iii) or (iv), respectively, of this Section 10.1(a), the breaching party may not terminate this Agreement until March 31, 1995 and, if the breach is for any reason other than a breach of a representation or warranty and the breaching party has not cured the breach by March 31, 1995, the breaching party shall on such date promptly pay to the non-breaching party all fees and expenses (including, without limitation, attorneys and accountants fees) incurred by the non-breaching party in connection with the proposed purchase of the Division both before and after the date hereof up to March 31, 1995;

                    (iii) by Buyer if there is a material breach of any representation or warranty of Sellers or any covenant or agreement to be complied with or performed by Sellers pursuant to the terms of this Agreement, PROVIDED that Buyer may not terminate this Agreement prior to the Closing if Sellers have not had an adequate opportunity to cure such failure; or

                    (iv) by Sellers if there is a material breach of any representation or warranty of Buyer or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement; PROVIDED that Sellers may not terminate this Agreement prior to the Closing if Buyer has not had an adequate opportunity to cure such failure.

            (b) IN THE EVENT OF TERMINATION. In the event of termination of this Agreement:

                    (i) each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                    (ii) the provisions of the Confidentiality Agreement shall continue in full force and effect; and

                    (iii) no party hereto shall have any liability or further obligation to any other party to this Agreement, PROVIDED that, in addition to any liability for fees and expenses incurred pursuant to Section 10.1(a)(ii), a party shall remain liable for any breach of this Agreement (other than of a representation or warranty) by it occurring prior to the termination of this Agreement.

         10.2 EXPENSES AND FINDERS' FEES. Except as set forth in Section 5.11, each party hereto will bear its own costs and expenses associated with the Transactions, including the payment of any agents' or finders' fees due in connection with the transaction contemplated hereby. Without limiting the generality of the foregoing, none of the costs and expenses of Buyer or its Affiliates will be paid out of the Division Assets prior to Closing.

         10.3 ENTIRE AGREEMENT. Together with the Confidentiality Agreement (to the extent provided herein), this Agreement, the Schedules and Exhibits hereto and any side letter concurrently or subsequently executed, constitute the entire contract and shall supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and no party shall be liable or bound to the other in any manner by any representations or warranties except as specifically set forth herein or expressly required to be made or delivered pursuant hereto.

         10.4 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties and their respective successors and assigns, any rights, remedies, obligations or Liabilities under or by reason of such agreements. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that Buyer may assign this Agreement and Buyer's rights and obligations hereunder to a subsidiary of Buyer or to a lender as security, without the prior written consent of any other party hereto.

         10.5 IDENTICAL COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

         10.6 HEADINGS. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         10.7 USE OF CERTAIN TERMS. As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph or other subdivision.

         10.8 MODIFICATION AND WAIVER. Any of the terms or conditions of this Agreement may be waived in writing at any time, whether before or after action thereon by the party which is entitled to the benefits thereof; and this Agreement may be modified or amended at any time, whether before or after action thereon by the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

         10.9 NOTICES. All notices, consents, requests, instructions, approvals and/or communications provided for herein, shall be validly given, made or served if in writing or by facsimile or overnight delivery and addressed to the party to be notified as follows:

            (i)     If to a Seller:

                    MagneTek, Inc.
                    26 Century Boulevard
                    Nashville, Tennessee  37229
                    Attention:  Samuel A. Miley
                    Facsimile Number:  (615) 316-5181

                    Copy to:

                    Gibson, Dunn & Crutcher
                    2029 Century Park East
                    Suite 4000
                    Los Angeles, CA 90067
                    Attention:  Jennifer Bellah, Esq.
                    Facsimile Number:  (310) 277-5827

         (ii)       If to Buyer:

                    PTS, Inc.
                    c/o The Carlyle Group
                    1001 Pennsylvania Avenue, N.W.
                    Washington, D.C. 20004
                    Attention:  Allan M. Holt
                    Facsimile Number:  (202) 347-9250

                    Copy to:

                    Latham & Watkins
                    1001 Pennsylvania Avenue, N.W.
                    Suite 1300
                    Washington, D.C. 20004
                    Attention:  Bruce E. Rosenblum, Esq.
                    Facsimile Number:  (202) 637-2201

         The designation of the person to be so notified or the address of such person for the purposes of such notice may be changed from time to time by a similar notice. Notices shall be deemed to have been given (i) if delivered personally or otherwise actually received, (ii) if sent by overnight delivery service, (iii) if mailed by first class United States mail, postage prepaid, registered or certified, with return receipt requested, or (iv) if sent by facsimile. Any notice, as provided in clause (iii) above, which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third business day after the day it is so placed in the mail. Notice given in any manner described in this section shall be effective upon receipt by the addressees thereof.

         10.10 GOVERNING LAW. The parties hereby agree that this Agreement has been executed and delivered in the State of New York and shall be construed and enforced in accordance with and governed by the laws thereof, except as to the German Share Transfer Agreement which shall be governed by German law.

         10.11 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Accounting Firm" shall mean the independent public accounting firm set forth in Section 2.3(c).

         "Acquired Subsidiaries" means the Company, the German Entities and each of their respective Subsidiaries.

         "Adjusted July Balance Sheet" has the meaning set forth in Section 2.2.

         "Adjustment Period" has the meaning set forth in Section 2.3(b).

         "Affiliate" has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act by the SEC, as in effect on the date hereof.

         "Aggregate Purchase Price" shall have the meaning set forth in
Section 2.5.

         "Applicable Rate" means the "prime rate" as set forth in the WALL STREET JOURNAL on the Closing Date, and if such publication shall contain more than one "prime rate" on such date, then the average of such rates.

         "Arbitration Notice" has the meaning set forth in Section 11.3.

         "Assigned Contract" has the meaning set forth in Section 1.1(d).

         "Assignment and Assumption Agreement" means an Assumption Agreement in substantially the form attached hereto as Exhibit C.

         "Assumed German Pension Liabilities" has the meaning set forth in
Section 1.4(e).

         "Assumed Liabilities" shall have the meaning set forth in Section 1.4.

         "Balance Sheet Adjustments" has the meaning set forth in Section
2.3(a).

         "Bill of Sale and Assignment" means a Bill of Sale and Assignment in substantially the form attached hereto as Exhibit C.

         "Billed Amount" has the meaning set forth in Section 5.6(c)(ii).

         "Business" has the meaning set forth in the Recitals hereto.

         "Business Day" means a day other than a Saturday or a Sunday or other day on which commercial banks in New York are authorized or required by law to close.

         "Buyer" has the meaning set forth in the preamble hereto.

         "Buyer Accounts Receivable" has the meaning set forth in Section 5.4.

         "Buyer's Accountants" has the meaning set forth in Section 2.3(c).

         "Buyer's Environmental Claims" has the meaning set forth in
Section 9.3(b).

         "Buyer's General Claims" has the meaning set forth in Section 9.3(b).

         "Cash Schedule" has the meaning set forth in Section 2.3(b).

         "Claim" has the meaning set forth in Section 9.5.

         "Claim Notice" has the meaning set forth in Section 9.5.

         "Closing" has the meaning set forth in Section 8.1.

         "Closing Date" means the day on which the Closing occurs pursuant to
Section 8.1.

         "COBRA Continuation Coverage" has the meaning set forth in Section 5.6.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Company" has the meaning set forth in the recitals to this Agreement.

         "Competitive Business" has the meaning set forth in Section 5.3.

         "Confidentiality Agreement" means that certain Confidentiality Agreement entered into between The Carlyle Group and MagneTek, Inc. executed by The Carlyle Group on September 8, 1994.

         "Contract" means any contract, subcontract, agreement, license, lease, sales or purchase order or other legally binding commitment, whether written or oral.

         "Controlled Group Liabilities" means any and all Liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code and (v) corresponding or similar provisions of foreign laws or regulations.

         "CPR" means the Center for Public Resources, Inc.

         "DCAA" means the Defense Contract Audit Agency.

         "Division" has the meaning set forth in the recitals hereto.

         "Division Assets" has the meaning set forth in Section 1.1.

         "Division Employee" means any person employed by the Business on the Closing Date, including, without limitation, any Person on lay-off, leave of absence, sick or short-term disability leave.

         "Division Liabilities" has the meaning set forth in Section 1.4.

         "Employee Plan" has the meaning set forth in Section 3.11(a).

         "Encumbrances" means any option, mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

         "Environmental Law" shall mean any and all United States and German federal, state, or local statutes, rules, laws, regulations, ordinances, codes or common law relating to pollution or the environment (including without limitation the Handling of Substances or the presence of Substances at a Facility owned, leased or used by Sellers or the Subsidiaries at any time prior to the Closing Date) that are applicable to the Division.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in section 414(b), (c), (m) or (o) of the Code or section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that it a member of the same "controlled group" as the first entity trade or business pursuant to section 4001(a)(14) of ERISA.

         "ERISA Affiliate Plan" has the meaning set forth in Section 3.11(b)(v).

         "EuroAtlas" means MagneTek EuroAtlas GmbH, a German company.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated from time to time thereunder.

         "Exon-Florio Amendment" shall mean the Exon-Florio Amendment to the Defense Production Act of 1990.

         "Expended Cash" has the meaning set forth in Section 2.3(b).

         "Expenses" has the meaning set forth in Article IX.

         "Facility" has the meaning set forth in the definition of "Pre-Closing Environmental Matters."

         "Final Adjustment Factor" has the meaning set forth in Section 2.3(d).

         "Final Closing Balance Sheet" has the meaning set forth in
Section 2.3(a).

         "Financial Statements" has the meaning set forth in Section 3.14.

         "Financing Obligations" shall mean (i) indebtedness of Sellers, the Subsidiaries or any of their respective Affiliates for borrowed money,
(ii) obligations of Sellers, the Subsidiaries or any of their respective Affiliates evidenced by bonds, notes, debentures or similar instruments (other than surety or similar bonds), (iii) obligations of Sellers, the Subsidiaries or any of their respective Affiliates under capitalized leases, except to the extent disclosed on Schedule 10.11A, (iv) obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation of Sellers, the Subsidiaries or any of their respective Affiliates with respect to the deferred purchase price of property (other than customary trade credit), except to the extent disclosed on Schedule 10.11A, and (v) all obligations of Sellers, the Subsidiaries or any of their respective Affiliates to guarantee any of the foregoing types of obligations on behalf of others; PROVIDED that Financing Obligations shall not include any Liabilities incurred by Buyer (or by the Acquired Subsidiaries under Buyer's control) subsequent to Closing.

         "Foreign Corrupt Practices Act" means the Foreign Corrupt Practices Act of 1977, as amended from time to time.

         "GAAP" means generally accepted accounting principles in the United States of America.

         "Generated Cash" has the meaning set forth in Section 2.3(b).

         "German Benefit Plan" has the meaning set forth in Section 3.11(b)(vi).

         "German Employees" has the meaning set forth in Section 3.10(b).

         "German Share Transfer Agreement" has the meaning set forth in
Section 7.7.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Government Contract" shall mean any bid, quotation, proposal, contract, agreement, work authorization, lease, commitment of sale or purchase order of Sellers or the Subsidiaries relating to the Business that (i) is with the United States Government or (ii) a subcontract with a prime contractor (or another subcontractor) with respect to any contract of the type described in clause (i).

         "Handling" has the meaning set forth in the definition of "Pre-Closing Environmental Matters".

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

         "Indemnified Person" means, with respect to any Loss, the Person seeking indemnification hereunder.

         "Indemnifying Person" means, with respect to any Loss, the Person from whom indemnification is being sought hereunder.

         "Interest Period" has the meaning set forth in Section 2.3(d).

         "Interim Cash Adjustment" has the meaning set forth in Section 2.3(b).

         "Inventory" has the meaning set forth in Section 1.1(c).

         "IRS" means the United States Internal Revenue Service.

         "Knowledge of Seller" or "Seller's Knowledge" with reference to any of the representations and warranties of Seller means the actual knowledge of any "officer" of MagneTek, as such term is defined in 17 C.F.R. Section 240.16a-1(f), and of Mr. Gene Dotson, Mr. Morris Menken and Mr. Klaus Kahrs.

         "Liabilities" shall mean liabilities, obligations or commitments of any nature, absolute, accrued, contingent or otherwise, whether matured or unmatured, and whether material or not material.

         "Losses" has the meaning set forth in Article IX.

         "Material" when used in connection with a representation and warranty of Sellers shall mean material to the Business or the Division, taken as a whole.

         "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property or condition (financial or other) of the Business or the Division, taken as a whole or (b) the ability of Sellers to consummate the Transactions.

         "Net Worth" has the meaning set forth in Section 2.3(a).

         "Non-Assigned Contracts" means those Contracts designated as "Excluded Contracts" on Schedule 1.1D.

         "Notice of Disagreement" has the meaning set forth in Section 2.3(c).

         "Paint Room" shall mean and include the area and equipment to the east of the production factory at the Leer, Germany facility, including but not limited to the paint booth and related equipment and the paint collection system and related equipment (including the paint collection basin).

         "Paint Room Remediation" has the meaning set forth in Section 5.12.

         "Patent and Trademark Rights" has the meaning set forth in Section 3.4.

         "Pending or Threatened Litigation" means any action, suit or proceeding
(i) against any Seller or Acquired Subsidiary as to which a complaint has been filed and a Seller or Acquired Subsidiary has been served or otherwise given notice as to such filing on or before the Closing Date or (ii) which has been threatened against any Seller or Acquired Subsidiary and is set forth on
Schedule 3.8.

         "Permitted Encumbrances" shall mean: (i) mechanics', carriers', workmen's, repairmen's or other like Encumbrances arising or incurred in the ordinary course of business and which secure Division Liabilities that are not due and payable or which are being contested in good faith by appropriate proceedings with appropriate reserves set aside therefor, (ii) Encumbrances for Taxes and other governmental charges which (x) are not due and payable or (y) are being contested in good faith and by appropriate proceedings with appropriate reserves set aside therefor; and (iii) as to interests in real estate, (A) easements, covenants, rights-of-way and other similar restrictions of record, (B) zoning, building and other similar restrictions, (C) Encumbrances that have been placed by any developer, landlord or other third party on property over which Seller has easement rights or on any of Seller's leased property and subordination or similar agreements relating thereto and
(D) unrecorded easements, covenants, rights-of-way or other similar restrictions, PROVIDED any such interest described in this clause (iii) does not materially interfere with the use to which such real estate is presently used.

         "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

         "Personal Property" has the meaning set forth in Section 1.1(b).

         "Post-Closing Environmental Matters" shall mean (i) the production, use, generation, storage, treatment, transport, recycling, disposal, discharge, release, or other handling or disposition at any time after the Closing Date of any Substances, either in, on, under or from any real property or facility owned or leased by any Seller and conveyed to Buyer pursuant to this Agreement ("Transferred Facility"), including, without limitation, the effects of such handling of Substances on resources, Persons, or property within or outside the boundaries of any Transferred Facility, (ii) the presence after the Closing Date of Substances in, on or under any Transferred Facility, PROVIDED that the Substances were not in, on or under the Transferred Facility on or prior to the Closing Date, (iii) the failure after the Closing Date of any Transferred Facility or any operations of Buyer to be in compliance with any Environmental Laws PROVIDED that the failure to be in compliance did not begin on or prior to the Closing Date, and (iv) any other act, omission or condition existing with respect to the Division or the Division Assets after the Closing Date which gives rise to Liability under any Environmental Laws, PROVIDED that the act, omission or condition did not give rise to Liability under any Environmental Laws on or prior to the Closing Date.

         "Post-Closing Environmental Proceeding" has the meaning set forth in
Section 9.4(c).

         "Pre-Closing Environmental Matters" shall mean (i) the production, use, generation, storage, treatment, transport, recycling, disposal, discharge, release, or other handling or disposition at any time on or prior to the Closing Date (collectively, "Handling"), of any hazardous materials or other toxic, hazardous, or other regulated wastes, substances products, pollutants or materials including, without limitation, asbestos, petroleum including crude oil or any fraction thereof, petroleum products and any substance regulated under an Environmental Law (collectively, "Substances"), either in, on, under or from any real property or facility owned, leased, operated or used at any time by Sellers, the Acquired Subsidiaries or any of their Affiliates (or a predecessor of any Seller or Subsidiary or any of their respective Affiliates) ("Facility"), including, without limitation, the effects of such Handling of Substances on resources, Persons, or property within or outside the boundaries of any Facility, (ii) the presence as of the Closing Date of Substances in, on or under any Facility regardless of how the Substances came to rest at, on or under the Facility, (iii) the failure on or prior to the Closing Date of any Facility or any operations of Seller or its Subsidiaries to be in compliance with any Environmental Laws in effect at the time of Closing, and (iv) any other act, omission or condition existing with respect to the Division or the Division Assets or any Facility prior to the Closing Date which gives rise to Liability under any Environmental Laws in effect at the time of Closing. Pre-Closing Environmental Matters shall in no event be considered to include the presence of asbestos in or upon any improvements located on a Facility at any time, other than insofar as remediation or containment may reasonably be required as to friable asbestos in such a Facility on the Closing Date.

         "Pre-Closing Environmental Proceeding" has the meaning set forth in
Section 9.3(d).

         "Pre-Closing Tax Period" has the meaning set forth in Section 9.3(c).

         "Proposed Acquisition Transaction" has the meaning set forth in
Section 5.8.

         "Purchase Price" has the meaning set forth in Section 2.1.

         "Purchased Assets" has the meaning set forth in Section 1.1.

         "Records" means all of Sellers' or Buyer's (as the context shall indicate) books and records relating to or used in connection with the Division or the Business.

         "Retained Assets" has the meaning set forth in Section 1.5.

         "Retained Liabilities" has the meaning set forth in Section 1.6.

         "Retained German Pension Liability" has the meaning set forth in
Section 1.4(e).

         "Rules" has the meaning set forth in Section 11.3.

         "SEC" means the Securities and Exchange commission.

         "Seller" and "Sellers" have the meanings set forth in the preamble hereto.

         "Seller Accounts Receivable" has the meaning set forth in Section 5.4.

         "Seller Facility" means any real property or facility used at any time by Sellers or the Subsidiaries or any of their Affiliates and not transferred to Buyer pursuant to this Agreement.

         "Sellers' General Claims" has the meaning set forth in Section 9.4(b).

         "Straddle Period" has the meaning set forth in Section 9.3(c).

         "Subsidiary" means (a) any corporation in an unbroken chain of corporations beginning with either a Seller and/or a Subsidiary of a Seller if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50 percent or more of the combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which a Seller or a Subsidiary of a Seller is a General Partner, or (c) any partnership in which a Seller or a Subsidiary of a Seller possesses a

50 percent or greater interest in the total capital or total income of such partnership. Unless explicitly stated otherwise, the term "Subsidiaries" shall include the Acquired Subsidiaries.

         "Substances" has the meaning set forth in the definition of "Pre-Closing Environmental Matters".

         "Tax" or "Taxes" means, with respect to any Person, any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, value-added, capital, unitary, intangible, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, transfer, occupation, premium, property or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any jurisdiction or other taxing authority, on such Person.

         "Tax Claim" has the meaning set forth in Section 9.3(c).

         "Tax Indemnitee" has the meaning set forth in Section 9.3(c).

         "Tax Indemnitor" has the meaning set forth in Section 9.3(c).

         "Tax Return" means all Tax returns, reports or forms.

         "Teledyne" means Teledyne Industries, Inc.

         "Third Party Notice" has the meaning set forth in Section 9.5.

         "Transaction Documents" means (i) this Agreement, (ii) the Bill of Sale, (iii) the Assignment and Assumption Agreement, (iv) the License Agreement,
(v) the deeds of conveyance of real property, and (iv) any other document delivered or executed pursuant to any of the foregoing.

         "Transactions" means the transactions contemplated by the Transaction Documents.

         "Transferred Employee" means any person employed by the Business on the Closing Date who is required in accordance with Section 6.3(a) to be offered employment by Buyer and who accepts such employment, and any employee of an Acquired Subsidiary who is an employee of an Acquired Subsidiary on the Closing Date (other than those Division Employees who have received notice of termination from such Acquired Subsidiary on or prior to the Closing Date).

         "Transferred Intellectual Property" has the meaning set forth in
Section 1.1(e).

         "Transition Period" has the meaning set forth in Section 5.6(c)(ii).

         "United States Division Employees" means all Division Employees other than the German Employees.

         "United States Transferred Employees" means all Transferred Employees that are not employed by the German Entities.

         "Used in the operation of the Division" has the meaning set forth in
Section 1.1.

         10.12      OTHER DEFINITIONAL PROVISIONS.

            (a)     Terms defined in this Agreement in Sections other than
Section 10.11 shall have the meanings as so defined when used in this Agreement.

            (b) As used herein, accounting terms not defined or to the extent not defined, shall have the respective meanings given to them under GAAP.

            (c) Unless express reference is made to Business Days, references to days shall be to calendar days.

         10.13 SEVERABILITY. Should any of the provisions of this Agreement be invalid or unenforceable such invalidity or unenforceability shall not affect the validity of the remaining provisions. The parties hereby agree to cooperate to substitute the invalid or unenforceable provision by a valid or enforceable provision which comes the closest to the economic result of the unenforceable or invalid provision.

                                   ARTICLE XI

                            MEDIATION AND ARBITRATION

         11.1 NEGOTIATION AND MEDIATION. The parties will attempt in good faith to resolve any controversy or dispute arising out of or relating to this Agreement promptly by negotiations between or among the parties. The negotiation process may be started by notice by any party to the other parties, and the parties agree to negotiate in good faith and select an independent mediator to facilitate the negotiations and conduct at least eight (8) consecutive hours of mediated negotiations within thirty (30) days after the notice is first sent. If, within ten (10) days after the initial notice the parties are not able to agree upon a mediator, the party originally giving the notice shall promptly notify the Center for Public Resources, Inc. ("CPR"), 366 Madison Avenue, New York, New York 10017; telephone (212) 949-6490; fax (212) 949-8859. CPR will promptly designate a mediator who is independent and impartial, and CPR's decision about the identity of the mediator will be final and binding.

         11.2 NO LITIGATION. No arbitration may be commenced by any party unless and until a negotiation complying with the foregoing paragraph has been completed, and except for litigation in order to procure injunctive relief instituted pursuant to Section 5.3 of this Agreement and except for litigation for other injunctive relief, whether temporary, permanent or otherwise, no litigation or other proceeding may ever be instituted in any court for the purpose of adjudicating, interpreting or enforcing any of the rights or obligations of the parties hereto or any rights or obligations relating to the subject matter hereof, whether or not covered by the express terms of this Agreement, or for the purpose of adjudicating a breach or termination or the validity of this Agreement, or for the purpose of appealing any decision of an arbitrator, except a proceeding instituted for the sole purpose of compelling the parties to mediate and/or arbitrate under the terms of this Agreement and having the award or judgment of an arbitrator entered and enforced.

         11.3 BINDING ARBITRATION. If a controversy or dispute is not resolved after completion of the negotiation process described above, then, upon notice by any party to the other parties (an "Arbitration Notice") and to CPR, the controversy or dispute shall be submitted to a sole arbitrator who is independent and impartial, for binding arbitration in accordance with CPR's Rules for Non-Administered Arbitration of Business Disputes (the "Rules"). The parties agree that they will faithfully observe this Agreement and the Rules and that they will abide by and perform any award rendered by the arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C.
Section 1-16 (or by the same principles enunciated by such Act in the event it may not be technically applicable). The award or judgment of the arbitrator shall be final and binding on all parties and judgment upon the award of judgment of the arbitrator may be entered and enforced by any court having jurisdiction. The fees and expenses of the arbitrator will be shared ratably by all parties engaged in the dispute or controversy.

         11.4 SELECTION OF ARBITRATOR. Promptly after the Arbitration Notice is given, CPR will select three (3) possible arbitrators, to whom CPR will give the identities of the parties and the general nature of the controversy. If any of those arbitrators disqualifies himself or declines to serve, CPR shall continue to designate potential arbitrators until the parties have three (3) to select from. After the panel of three (3) potential arbitrators has been completed, a two-page summary of the background of each of the potential arbitrators will be given to each of the parties, and the parties will have a period of ten (10) days after receiving the summaries in which to attempt to agree upon the arbitrator to conduct the arbitration. If the parties are unable to agree upon an arbitrator, then one of the parties shall notify CPR, and CPR shall select the arbitrator from one of the three, or less, if one or more has been found to be disqualified or removes himself from consideration (if all three are disqualified or remove themselves, then CPR shall start the arbitration-selection process over again). The decision of CPR with respect to the selection of the arbitrator will be final and binding.

         11.5 ARBITRATION HEARING. Within ten (10) days after the selection of the arbitrator, the parties and their counsel will appear before the arbitrator at a place and time designated by the arbitrator for the purpose of each party making a one hour or less presentation and summary of the case. Thereafter, the arbitrator will set dates and times for additional hearings until the proceeding is concluded. The desire and goal of the parties is, and the arbitrator will be advised that his goal should be, to conduct and conclude the arbitration proceeding as expeditiously as possible. If any party or his counsel fails to appear at any hearing, the arbitrator shall be entitled to reach a decision based upon the evidence which has been presented to him by the parties who did appear.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed in counterparts all as of the date first above written.


                         SELLERS:

                              MAGNETEK, INC.


                              By:  /s/ David P. Reiland
                                   ------------------------------
                                   Name:  DAVID P. REILAND
                                          ---------------------
                                   Title: EXECUTIVE V.P.
                                          ----------------------


                              MAGNETEK TEMPE, INC.


                              By:  /s/ David P. Reiland
                                   ------------------------------
                                   Name:  DAVID P. REILAND
                                          ---------------------
                                   Title: PRESIDENT
                                          ----------------------


                              MAGNETEK DEUTSCHLAND HOLDING
                                GMBH


                              By: /s/ Marty Schwenner
                                  ------------------------------
                                   Name:  MARTY SCHWENNER
                                          ---------------------
                                   Title: MANAGING DIRECTOR
                                          ----------------------
                                        By:  DAVID P. REILAND
                                             ATTORNEY-IN-FACT


                         BUYER:

                              PTS, INC.


                              By:  /s/ Illegible
                                   ------------------------------
                                   Name:  Illegible
                                          ---------------------
                                   Title: Vice President
                                          ----------------------

                         List of Schedules and Exhibits

SCHEDULES
---------
1                   Description of the Division and the Business
1.1A                Real Property
1.1B(i)             Personal Property
1.1B(ii)            Interests of U.S. Government
1.1D                Non-Assigned Contracts
1.1F                Licenses, Permits, Franchises and Authorizations
1.1G                Accounts Receivable
1.1J                Leasehold Interests
1.5O                Other Retained Assets
2.2                 Adjusted July Balance Sheet
3.2                 Results of Lien Search
3.3                 Government Contracts Matters
3.4                 Patents, Trademarks, Etc.
3.5                 Required Consents
3.7                 Contracts
3.8                 Litigation
3.10(b)             Labor Matters
3.11                Employee Benefits
3.12                Environmental Matters
3.14                Financial Statements
3.16                Tax Matters
3.17                Changes
3.18                Capitalization of Acquired Subsidiaries
3.19                Backlog
3.20                Security Clearances
3.21                Brokers' Fees
3.22                Warranty Claims
5.3A                Non-Compete Products
6.4                 Letters of Credit
10.11A              Financing Obligations

EXHIBITS
--------
   A           Supply Arrangements
   B           German Share Transfer Agreement
   C           Bill of Sale and Assignment and Assumption Agreement
   D           Certificate



                                        2